Exhibit 10.1

AMERICAN APPAREL CANADA WHOLESALE INC.

and

AMERICAN APPAREL CANADA RETAIL INC.

as the Borrower

and

BANK OF MONTREAL

as the Bank

CREDIT AGREEMENT

December 30, 2009

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION AND DEFINITIONS		1

Section 1.1	Interpretation	1
Section 1.2	Definitions	1

ARTICLE 2 THE CREDIT		16

Section 2.1	Revolving Credit	16
Section 2.2	Establishment of Reserves	17
Section 2.3	Revolving Credit Loans	17
Section 2.4	Letters of Credit	17
Section 2.5	MasterCard Facility	18
Section 2.6	Forward Contracts	18
Section 2.7	Manner and Disbursement of Loans	19
Section 2.8	U.S. Dollar Extensions of Credit	19

ARTICLE 3 INTEREST, FEES, CAPITAL ADEQUACY, TERM AND TERMINATION		20

Section 3.1	Interest Rates, Interest Payment Dates	20
Section 3.2	Facility Fee	21
Section 3.3	Unused Line Fee	21
Section 3.4	Field Examination Fees	21
Section 3.5	Letter of Credit Fee	22
Section 3.6	Forward Contract Fees	22
Section 3.7	Monthly Administration Fee	22
Section 3.8	Cash Management Fee	22
Section 3.9	Change in Capital Adequacy Requirements	22
Section 3.10	Term and Termination of the Revolving Credit	23

ARTICLE 4 SCHEDULED PAYMENT OF MATURITY OF LOANS, APPLICATION OF PAYMENTS AND COLLECTIONS, PREPAYMENTS, COMPUTATION OF OBLIGATIONS OUTSTANDING AND NOTATIONS		24

Section 4.1	Maturity of Revolving Credit Loans	24
Section 4.2	Place and Application of Payments and Collections	24
Section 4.3	Mandatory Prepayments	25
Section 4.4	Computation of Obligations Outstanding	26
Section 4.5	Evidence of Indebtedness	26

ARTICLE 5 COLLATERAL		26

Section 5.1	Collateral	26
Section 5.2	Deposits in Blocked Accounts	26
Section 5.3	Further Assurances	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		27

Section 6.1	Qualification	27
Section 6.2	Corporate Authority and Validity of Obligations	28

( i )

( ii )

( iii )

EXHIBIT “A” BORROWING BASE CERTIFICATE	67

EXHIBIT “B” COMPLIANCE CERTIFICATE	69

SCHEDULE 5.1 LIST OF COLLATERAL DOCUMENTS	73

SCHEDULE 6.1 LOCATIONS AND TRADE NAMES OF THE BORROWER	74

SCHEDULE 6.9 TAX DISCLOSURE	84

SCHEDULE 8.10 PERMITTED LIENS	85

( iv )

CREDIT AGREEMENT

This Credit Agreement is entered into as of the 30th day of December, 2009 between American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (individually and collectively, the “Borrower”) and Bank of Montreal (the “Bank”).

WHEREAS the Borrower has requested credit facilities from the Bank;

WHEREAS the Bank has agreed, subject to the terms and conditions hereof, to extend such credit facilities to the Borrower;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION AND DEFINITIONS

Section 1.1 Interpretation

The definitions below are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Montréal, Québec time unless otherwise specifically provided. All dollar amounts set out herein are in Canadian Dollars unless otherwise indicated. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.2 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(1)	“Acceleration” is defined in Section 3.10(2) hereof.

(2)	“Accounts” means the Borrower’s bank accounts described in Section 2.7(3) hereof and all other accounts established by the Borrower with the Bank from time to time.

(3)

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such first mentioned Person. A Person shall be deemed to control another

Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, ten percent (10%) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

(4)	“Agreement” means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

(5)	“Allowed Additional Indebtedness” means, without duplication, the following indebtedness:

(a)	any indebtedness that is secured by a Permitted Lien;

(b)	Capital Lease Obligations is in the aggregate principal amount not exceeding Cdn.$250,000;

(c)	the non-revolving amortizing term loan in the original principal amount of Cdn.$427,500 granted by HSBC Bank Canada to Wholesale and secured by a first-ranking Lien on the Mont-Royal Property, and all renewals, extensions, replacements thereto, or substitutions therefor, provided none of the foregoing increases the principal amount thereof; and

(d)	the Dov Charney Loan.

(6)	“Allowed Subordinated Indebtedness” means such indebtedness of the Borrower as is consented to in writing by the Bank, provided that (i) all such indebtedness is subordinated and postponed in favour of the Bank by agreements in form and substance satisfactory to the Bank, and (ii) all security granted in connection with any such indebtedness has been postponed and subordinated in favour of the Bank in the manner provided herein by agreements in form and substance acceptable to the Bank.

(7)

“American Apparel U.S. First Lien Credit Agreement” means the Credit Agreement dated as of July 2, 2007 among American Apparel (USA), LLC (f/k/a AAI Acquisition LLC (successor by merger to American Apparel, Inc.)), as lead borrower, the other borrowers and facility guarantors party thereto, Bank of America, N.A. (successor by merger to LaSalle Business

Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), as agent, and the other lenders party thereto, and all renewals, extensions, replacements, supplements or amendments thereto, or substitutions therefore or restatements thereof.

(8)	“American Apparel U.S. Second Lien Credit Agreement” means the Credit Agreement dated as of March 13, 2009 among American Apparel, Inc., the facility guarantors party thereto, Lion Capital LLP, as administrative agent and collateral agent, and the other lenders party thereto, and all renewals, extensions, replacements, supplements or amendments thereto, or substitutions therefore or restatements thereof.

(9)	“Application” is defined in Section 2.4(4) hereof.

(10)	“Authorized Representative” means those persons shown on the officer’s certificate provided by the Borrower pursuant to Section 7.2(a) hereof, or on any update of such certificate provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

(11)	“Bank” is defined in the introductory paragraph hereof.

(12)	“Borrower” is defined in the introductory paragraph hereof.

(13)	“Borrowing Base” means, as of any particular date of determination, the sum of :

(a) 85% of the then outstanding amount of Eligible Accounts (or 90% of the then outstanding amount of Eligible Accounts to the extent insured under a policy in form, substance and scope acceptable to the Bank, the proceeds of which have been duly hypothecated by way of a first ranking (subject to Permitted Liens) hypothec in favour of the Bank) less any and all returns, rebates, discounts (which may, at the Bank’s option, be calculated on the shortest terms), credits, allowances, finance charges and/or Taxes of any nature at any time issued, owing, available to or claimed by account debtors, granted, outstanding or payable in connection with such Eligible Accounts at such time; plus

(b) the lesser of (i) for the period from November 1st to April 30th of each year, 70% of the value of Eligible Inventory and, for the period from May 1st to October 31st of each year, 75% of the value of Eligible Inventory (computed in each instance at the lower of net realizable value and cost, determined on a first in/first out or average cost basis, applied by the Borrower in accordance with GAAP), and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory at such time;

provided that: (i) the Borrowing Base shall be adjusted weekly or more frequently as determined by the Bank and computed only as against and on so much of such Collateral as is included in the Borrowing Base Certificate or other reports to be furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Bank, pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document; and (ii) the amount of the Borrowing Base at any time shall be net of any reserves applicable at such time pursuant to Section 2.1.

(14)	“Borrowing Base Certificate” means a certificate of the Borrower certified by the President, the Vice-President or the Chief Financial Officer of the Borrower in the form attached hereto as Exhibit “A”.

(15)	“Business Day” means any day other than a Saturday or Sunday or such other day on which banks are authorized or required to close in Montréal or Toronto, Canada.

(16)	“Canadian Dollar Equivalent” means, on any given date, the amount of Canadian Dollars which could be purchased with the relevant amount of a currency at the then applicable Spot Rate at 11:00 a.m. Montréal time on such date (and if such date is not a Business Day, on the immediately preceding Business Day) for the purchase of Canadian Dollars with such currency.

(17)	“Canadian Dollars” and “Cdn. $” means lawful currency of Canada.

(18)	“Canadian Revolving Credit Loans” is defined in Section 2.3 hereof.

(19)	“Capital Lease” means any lease of Property that in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

(20)	“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

(21)

“CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the “BA 1 Month” Rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. Montréal, Québec local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Bank after 10:00 a.m. Montréal, Québec local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and

if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the 30 day rate applicable to Canadian Dollar denominated bankers’ acceptances quoted by the Bank as of 10:00 a.m. Montréal, Québec local time on such day; or if such day is not a Business Day, then as quoted by the Bank on the immediately preceding Business Day.

(22)	“Collateral” means all property, assets, rights, interests and privileges from time to time subject to the Liens granted by the Borrower and the Parent to the Bank under the Collateral Documents.

(23)	“Collateral Documents” means all charges, mortgages, deeds of trust, debentures, hypothecs, pledges, security agreements, assignments, guarantees, subordinations and all other documents and agreements as shall from time to time directly or indirectly secure or otherwise support the Obligations, including, without limitation, those listed in Schedule 5.1 hereof.

(24)	“Contested Taxes” is defined in Section 6.9.

(25)	“Deemed Forward Contract Amount” in respect of any Forward Contract, means ten percent (10%) or such other percentage that the Bank shall determine from time to time, in its discretion, of the maximum amount payable by the Borrower to the Bank thereunder (for which purpose any amount payable in a currency other than Canadian Dollars shall be deemed to be the Canadian Dollar Equivalent of such amount).

(26)	“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

(27)	“Default Rate” means the rate of interest established pursuant to Section 3.1(3) hereof.

(28)	“Dov Charney Loan” means the term loan in the initial amount of Cdn.$2,200,000 granted by Dov Charney to Wholesale pursuant to the promissory note dated December 11, 2007, the outstanding principal amount thereof as of the date hereof being Cdn.$968,300.

(29)	Drawdown Date” means any Business Day on which an Extension of Credit is made or is deemed to be made.

(30)	“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) income taxes (including deferred taxes) for such period, plus (iii) all amounts properly charged for depreciation and amortization during such period on the books of the Borrower.

(31)	“Effective Date” means the date of this Agreement or such later Business Day on which all of the conditions precedent described in Section 7.1 and in Section 7.2 hereof shall have been satisfied in a manner acceptable to, or waived by, the Bank in its sole discretion.

(32)	“Eligible Accounts” means all Receivables of the Borrower that the Bank, in its reasonable judgment, deems to be Eligible Accounts; provided that in no event shall a Receivable be deemed an Eligible Account unless all representations and warranties set forth herein and in the Collateral Documents with respect to such Receivable are true and complete and such Receivable:

(a)	arises out of the sale by the Borrower of finished Inventory delivered to and accepted by, or out of the rendition by the Borrower of services fully performed by it and accepted by, the account debtor on such Receivable and such Receivable otherwise represents a final sale;

(b)	is owing by an account debtor located within Canada or the U.S. or, if such right has arisen out of the sale of Inventory shipped to, or out of the rendition of services to, an account debtor located in any other country, such right is secured by (i) a valid and irrevocable letter of credit pursuant to which the Borrower or its transferee may draw on a lender reasonably acceptable to the Bank for the full amount thereof, or (ii) credit insurance in such form and content acceptable to the Bank;

(c)	is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i) an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of the Borrower, (iii) the Government of Canada, of the U.S. or any province, state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, (iv) a debtor under or subject to any proceeding, application, notice or stay under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), as amended, or any other bankruptcy or insolvency law, (including, without limitation, the United States Bankruptcy Code) or (v) a general assignor for the benefit of creditors;

(d)	is not evidenced by a note, bill of lading, instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

(e)	is an asset of the Borrower to which it has good and marketable title, can be freely hypothecated and is subject to a perfected, first ranking Lien in favour of the Bank free and clear of any other Liens, except Permitted Liens;

(f)	is not owing from an account debtor who is also a creditor or supplier of the Borrower, is not subject to any offset, compensation, contra, counterclaim, holdback (whether a construction holdback or otherwise) or other defence or deduction with respect thereto and, with respect to said Receivable or the contract or purchase order out of which the same arose, no surety bond was required or given in connection therewith;

(g)	is not unpaid more than ninety (90) days after the original invoice date (which must be not more than five (5) days subsequent to the related shipment date or the date services were fully performed by the Borrower), but in any event, not more than sixty (60) days past the date that payment is due, provided that the Bank is satisfied with the documentation submitted to it by the Borrower evidencing such ninety (90) days credit terms;

(h)	is not owing from an account debtor who is obligated on Receivables owed to the Borrower more than twenty-five percent (25%) of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in paragraph (g) above;

(i)	would not cause the total Receivables owing from any one account debtor and its Affiliates to exceed fifteen percent (15%) of all Eligible Accounts (other than Kitsilano T-Shirt Co Ltd (d/b/a Budget T-Shirt), in respect of which the said limit shall be twenty percent (20%) of all Eligible Accounts);

(j)	would not cause the total uninsured Receivables owing from any one account debtor and its Affiliates to exceed any credit limit established for purposes of determining eligibility hereunder by the Bank in its reasonable judgment for such account debtor;

(k)	does not arise from a sale to an account debtor on a bill and hold, progress billing, pre billing, credits in prior, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis and is not subject to any dispute or uncertainty as to collection.

(33)	“Eligible Inventory” means all finished goods Inventory of the Borrower (other than packaging materials, work in process, crating, supplies, shipping, storing and other ancillary Inventory) which the Bank, in its reasonable judgment, deems to be Eligible Inventory; provided that in no event shall Inventory be deemed Eligible Inventory unless all representations and warranties set forth herein and in the Collateral Documents with respect to such Inventory are true and complete and such Inventory:

(a)	is an asset of the Borrower to which it has good and marketable title, can be freely hypothecated and is subject to a perfected, first ranking Lien in favour of the Bank free and clear of any other Liens, except Permitted Liens;

(b)	is located at facilities of the Borrower that have been approved in writing by the Bank and, in the case of any facilities not owned by the Borrower, such facilities are at all times subject to a Landlord Agreement, unless the Bank agrees to waive this requirement in writing in which case the Eligible Inventory located at such facilities shall be subject to a reserve, as contemplated by Section 2.3.

(c)	is not so identified to a contract to sell that it constitutes, and has not otherwise given rise to, a Receivable;

(d)	is not stored with a bailee, consignee, warehouseman, processor or similar party unless the Bank has given its prior written approval and such Person has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to the Bank, in form and substance acceptable to the Bank, in its reasonable discretion, such waivers, releases or subordination agreements as the Bank shall reasonably require;

(e)	is not in transit or otherwise not in the possession of the Borrower;

(f)	is not destined to be leased to third parties or otherwise rental in nature;

(g)	is not damaged, unsaleable, used, obsolete or slow moving and is otherwise of good and merchantable quality free from any defects which might adversely affect the market value thereof;

(h)	all such Inventory was produced pursuant to binding and existing purchase orders therefor to which the Borrower has title.

(34)	“Equipment” means and includes all equipment and any other machinery, tools, fixtures, trade fixtures, furniture, furnishings, office equipment,

vehicles and all other property now owned or hereafter acquired by the Borrower and used or usable in connection with the Borrower’s business, together with all parts, additions, accessories and attachments relating to any of the foregoing.

(35)	“Event of Default” means any event or condition described in Section 9.1 hereof.

(36)	“Excess Availability” means as of any date of determination by the Bank, the excess, if any, of (i) the Borrowing Base over (ii) the Canadian Dollar Equivalent of the aggregate principal amount of all Extensions of Credit under the Revolving Credit as of the close of business on such date. For purposes of calculating Excess Availability and the amount of the Borrowing Base relating thereto, the Bank may, in the exercise of its reasonable judgment, and without prejudice to its ability to establish other reserves as set out in this Agreement, establish a reserve in an aggregate amount based on the Borrower’s outstanding debt which is not current (in accordance with its terms of payment as verified by the Bank) or which is past due as of such date of determination.

(37)	“Excluded Taxes” means with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder:

(a)	income or franchise taxes imposed on (or measured by) its net income by Canada or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located; or

(b)	any branch profits taxes imposed by Canada or any similar tax imposed by any other jurisdiction in which the Borrower is located which are imposed on (or measured by) its net income in Canada or such other jurisdiction, as applicable.

(38)	“Extension of Credit” means an extension of credit or advance by the Bank to the Borrower pursuant to this Agreement or the other Loan Documents, including, for greater certainty, an extension of credit or advance in the form of a Loan, a Letter of Credit, an advance under the MasterCard Facility or a Forward Contract.

(39)	“Forward Contract” means a foreign exchange forward contract in form and substance satisfactory to the Bank, entered into by the Borrower with the Bank.

(40)	“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied by the Borrower on a basis consistent with the preparation of the Borrower’s most recent financial statements furnished to the Bank pursuant to Section 6.4 hereof.

(41)	“Governmental Authority” means any: (i) federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(42)	“Hazardous Materials” means any contaminant, pollutant or substance that is likely to cause harm or degradation to the surrounding environment or risk to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste or dangerous goods present in such quantity or state that it contravenes any Requirements of Environmental Law.

(43)	“Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business owing to the Parent and those which are not more than sixty (60) days past due or ninety (90) days past the invoice date unless, in the case of any trade account payable owing for longer than such periods, such trade account payable is contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and reserves deemed adequate by the Bank have been established therefor), (iii) all indebtedness representing money borrowed, secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, and (v) all obligations of such Person on or with respect to letters of credit and bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

(44)	“Indemnified Taxes” means Taxes other than Excluded Taxes.

(45)	“Indemnitees” means the Bank and its successors and assigns, any agent or mandatary of them or such successors or assigns (specifically including a receiver or receiver manager) and the respective officers, directors and employees of the foregoing.

(46)	“Intellectual Property” means all licences, franchises, permits, patents, trademarks, services marks, trade names, copyright, trade secrets, industrial design and other forms of intellectual property material to the conduct of the Borrower’s business.

(47)	“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower for such period determined in accordance with GAAP.

(48)	“Interest Payment Date” means, in respect of the credit facilities hereunder, the last Business Day of each month or such other day of each month as the Bank and the Borrower may otherwise agree.

(49)	“Inventory” means all now owned or hereafter acquired inventory and any other now owned or hereafter acquired property of the Borrower that is new and held for sale or is to be furnished under contracts of service or consumed in the Borrower’s business excluding, for greater certainty, property which is raw materials or work in process and all materials and supplies of every kind and nature used or usable in connection with the acquisition, manufacture, processing, supply, servicing, storing, packing, shipping, advertising, selling, leasing or finishing of the foregoing, and any constituents or ingredients thereof.

(50)	“Landlord Agreement” means a landlord agreement entered into between the Bank and any Person having a right, title or interest in, or Lien on, any premises not owned by the Borrower where any of the Collateral may be located, whereby such Person subordinates any right, title or interest in, and Lien on, the Collateral and allows the removal of such Collateral by the Bank and is otherwise in form and substance acceptable to the Bank.

(51)	“Letter Agreements” means collectively (i) the trade-marks agreement dated December 29, 2009 among the Bank, LLC and the Borrower, and (ii) the sale of goods agreement dated December 29, 2009 between the Bank, LLC and the Borrower.

(52)	“Letter of Credit” is defined in Section 2.4 hereof.

(53)	“Lien” means any mortgage, hypothec, legal hypothec, prior claim, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the reservation of ownership or right of ownership of a vendor or lessor under any conditional or instalment sale, Capital Lease or other lease or title retention arrangement.

(54)	“LLC” means American Apparel (USA), LLC and includes any successor thereto.

(55)	“Loan Documents” means this Agreement, the Applications, the Forward Contracts, the Collateral Documents, the MasterCard Agreement, the Letter Agreements and the other agreements required or contemplated by Section 7.2 hereof or otherwise hereunder, to which the Borrower and/or the Parent is party.

(56)	“Loan” means a Prime Rate Loan, a U.S. Base Rate Loan and any MasterCard Extension of Credit, and “Loans” means any combination of them.

(57)	“Management Fees” means the management fees paid by the Borrower to Dov Charney in 2008 as follows: (a) Cdn.$1,231,700 in November 2008, and (b) US$3,804,300 in December 2008;

(58)	“Master Sales Agreement” means collectively (i) the sales and supply agreement having an effective date of January 1, 2008 between LLC, as seller, and Wholesale, as purchaser, with respect to the sale of inventory by LLC to Wholesale, and (ii) the sales and supply agreement having an effective date of January 1, 2008 between LLC, as seller, and Retail, as purchaser, with respect to the sale of inventory by LLC to Retail.

(59)	“MasterCard Agreement” means the corporate MasterCard Account Agreement dated December 29, 2009 between the Borrower and the Bank, and all renewals, extensions, replacements, supplements or amendments thereto, or substitutions therefore or restatements thereof.

(60)	“MasterCard Extensions of Credit” means Loans made to the Borrower pursuant to the MasterCard Agreement.

(61)	“Material Adverse Change” means (a) a material adverse change in the business, operations, prospects, Property (including any Collateral) or financial condition of the Borrower, or (b) a material adverse change which would impair the validity or enforceability of, or the ability of the Borrower to perform and discharge its obligations under this Agreement or any of the other Loan Documents.

(62)	“Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower to perform and discharge its obligations under this Agreement or any of the other Loan Documents, (ii) the Bank’s ability to enforce its rights under this Agreement or any of the other Loan Documents, or (iii) the business, operations, prospects, Property (including any Collateral) or financial or other condition of the Borrower.

(63)

“Material Contracts” means (a) the Master Sales Agreement, (b) such other existing agreements entered into by the Borrower which may in the future become material to the business, operations, affairs, financial condition, assets or property of the Borrower in the commercially reasonable judgment of the Bank, and (c) such future agreements as are designated by the Bank to be “material” in the commercially reasonable judgement of the Bank, and, in the case of paragraphs (b) and (c), following a written notice to the Borrower.

(64)	“Minimum Excess Availability” is defined in Section 8.33 hereof.

(65)	“Mont-Royal Property” means the immovable property owned by Wholesale and located at 1001 Mont-Royal Place, Apartment 807, Montréal, Québec, H3A 1P2.

(66)	“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower for such period as computed on a consolidated basis in accordance with GAAP.

(67)	“Net Orderly Liquidation Value” means the value of unencumbered (except to the Bank and for other Permitted Liens) Eligible Inventory based on definitions and assumptions acceptable to the Bank in its reasonable discretion and confirmed in an appraisal report by an accredited appraiser satisfactory to the Bank in its reasonable discretion.

(68)	“Obligations” means all present and future obligations of the Borrower to pay principal, interest and fees (including all legal fees, disbursements and expenses incurred by the Bank) in connection with the Extensions of Credit and all other obligations of the Borrower arising under, in relation to, or in respect of, the Loan Documents, or any of them, direct or indirect, absolute or contingent, joint or solidary, and howsoever evidenced, held or acquired.

(69)	“Other Taxes” means any and all present or future stamp or documentary taxes or any other or property taxes, charges or similar levies arising from any payment made hereunder or form the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

(70)	“Parent” means American Apparel, Inc. and includes any successor thereto.

(71)	“Parent Distribution” is defined in Section 8.16.

(72)	“Permitted Collateral Locations” is defined in Section 8.18.

(73)	“Permitted Distribution” is defined in Section 8.16 hereof.

(74)	“Permitted Employee Distribution” is defined in Section 8.18.

(75)	“Permitted Liens” is defined in Section 8.10 hereof.

(76)	“Person” means an individual, partnership, corporation, company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

(77)	“Prime Rate” means, for any day, the greater of (i) the floating annual rate of interest established by the Bank from time to time as the reference rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as its prime rate, as in effect on such day; and (ii) the CDOR Rate applicable on such day plus 100 basis points.

(78)	“Prime Rate Loans” means a Loan which is denominated in Canadian Dollars and in respect of which the Borrower has elected to pay interest in accordance with Section 3.1(1).

(79)	“Principals” means individually and collectively the following senior officers of the Borrower: Morris Charney and Dov Charney and includes their heirs, successors and permitted assigns.

(80)	“Property” means any property or asset of any kind, immovable or real, movable or personal or mixed, corporeal or incorporeal.

(81)	“Receivable” means any account, account receivable, receivable, book debt and any other form of monetary obligation now or hereafter owing to the Borrower, including any right of the Borrower to payment for property sold or for services rendered, whether or not earned by performance.

(82)	“Receiver” is defined in Section 9.1(p).

(83)	“Requirements of Environmental Law” means (i) requirements imposed by or pursuant to statutes, regulations and by laws, (ii) requirements announced by a Governmental Authority as having immediate effect, provided that at the time of making such announcement such Governmental Authority also states its intention of enacting legislation to confirm such requirements retroactively, (iii) all directives, policies and guidelines issued by any Governmental Authority charged with the administration thereof which purport to have the force of law, and (iv) all requirements imposed under any clean up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including, but not limited to, all such obligations and requirements which relate to solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and exposure to Hazardous Materials.

(84)	“Retail” means American Apparel Canada Retail Inc. and includes any successor thereto.

(85)	“Revolving Credit” is defined in Section 2.1.

(86)	“Revolving Credit Commitment” means the maximum principal amount of the Revolving Credit from time to time, being $11,000,000 Canadian Dollars;

(87)	“Revolving Credit Limit” of each credit facility hereunder at any time means the lesser of (a) the Revolving Credit Commitment with respect to such credit facilities, and (b) the Borrowing Base, as determined and computed by the Bank at such time in its discretion.

(88)	“Revolving Credit Loan” is defined in Section 2.3 hereof.

(89)	“Spot Rate” means, in respect of a currency, the rate determined by the Bank by reference to applicable currency markets to be the spot rate for the purchase by the Bank of such currency with another currency through its main Montreal branch at approximately 11:00 a.m. (Montreal time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can be reasonably quoted, the Bank may use any commercially reasonable method to determine such rate hereunder, and such determination shall be conclusive absent manifest error.

(90)	“Subsidiary” means any corporation or other Person more than fifty percent (50%) of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower.

(91)	“Taxes” means all taxes, rates, duties, assessments, impositions, levies and charges of any kind or nature whatsoever, including, without limitation, income taxes, sales or value added taxes, levies, stamp taxes, municipal, parliamentary and school taxes, royalties, duties and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

(92)	“Termination Date” means December 30, 2012 or such earlier date on which the Revolving Credit is terminated in whole pursuant to Section 3.10, Section 9.2 or Section 9.3 hereof.

(93)	“U.S.” means the United States of America.

(94)	“U.S. Base Rate” means, for any day, the floating annual rate of interest established by the Bank from time to time as the reference rate it will use to determine the rates of interest on U.S. Dollar loans made to customers in Canada and designated as its U.S. Base Rate at its principal office in Montreal, Québec as in effect on such day.

(95)	“U.S. Base Rate Loan” means a Loan which is denominated in U.S. Dollars and in respect of which the Borrower has elected to pay interest in accordance with Section 3.1(2).

(96)	“U.S. Dollars” or “U.S. $” means lawful currency of the United States of America.

(97)	“U.S. Revolving Credit Loans” is defined in Section 2.3 hereof.

(98)	“Wholesale” means American Apparel Canada Wholesale Inc. and includes any successor thereto.

ARTICLE 2

THE CREDIT

Section 2.1 Revolving Credit

Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under Revolving Credit shall expire. The Revolving Credit may be availed of by the Borrower in the form of Revolving Credit Loans in Canadian Dollars by way of Prime Rate Loans or in U.S. Dollars by way of U.S. Base Rate Loans, Letters of Credit, MasterCard Extensions of Credit and Forward Contracts, all as more fully hereinafter set forth, provided that the Canadian Dollar Equivalent of the aggregate principal amount of all Extensions of Credit by way of Canadian Revolving Credit Loans, U.S. Revolving Credit Loans and Letters of Credit and the Deemed Forward Contract Amount of all Forward Contracts shall not exceed the Revolving Credit Limit. During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Revolving Credit by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part, by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing and having the Bank issue new Letters of Credit, by borrowing, repaying and reborrowing under the MasterCard Facility in whole or in part, and by entering into Forward Contracts with the Bank as set forth in Section 2.6 hereof, all in accordance with the terms and conditions of this Agreement.

Section 2.2 Establishment of Reserves

Notwithstanding any other provision of this Agreement to the contrary, the Bank shall have the right at any time and from time to time to establish reserves, and to adjust the amount of any existing reserve, against the amount of the Revolving Credit which the Borrower may otherwise request hereunder in such amounts and with respect to such matters as the Bank shall deem necessary or appropriate in its reasonable judgment, including, without limitation, (i) reserves in respect of dilution, (ii) reserves in respect of amounts owing by the Borrower to holders of Liens that may have priority over the Liens of the Bank (regardless of whether such third party Liens are Permitted Liens), and (iii) reserves with respect to Inventory located in leased premises that are not subject to a Landlord Agreement. The amount of all such reserves established by the Bank shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit.

Section 2.3 Revolving Credit Loans

Subject to the terms and conditions hereof, the Revolving Credit may be availed by the Borrower in the form of loans (individually, a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”). The Revolving Credit Loans may be obtained by the Borrower in Canadian Dollars (“Canadian Revolving Credit Loans”) and in U.S. Dollars (“U.S. Revolving Credit Loans”).

Section 2.4 Letters of Credit

(1)	General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of the Borrower (individually, a “Letter of Credit” and collectively, the “Letters of Credit”), provided that the Canadian Dollar Equivalent of the aggregate amount of all Letters of Credit issued and outstanding under the Revolving Credit shall not at any time exceed five hundred thousand Canadian Dollars (Cdn.$500,000) thereof. For purposes of calculating the amount of all outstanding Extensions of Credit under the Revolving Credit, and for other purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated.

(2)	Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months after the date of issuance or the most recent renewal thereof, as applicable, or (ii) the Termination Date.

(3)	General Characteristics. Each Letter of Credit issued hereunder shall be payable in Canadian Dollars, in U.S. Dollars or in any other major currency then offered by the Bank, conform to the general requirements of the Bank for the issuance of standby or commercial letters of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

(4)	Applications. At the time the Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually, an “Application” and collectively, the “Applications”). Subject to the other provisions of this Section 2.4(4) and Section 10.9 hereof, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on or in respect of any draft drawn or demand made under a Letter of Credit issued hereunder by the close of the Bank’s business hours at its main Montreal branch on the date when such amount is paid, the obligation of the Borrower to reimburse the Bank for the amount so paid shall bear interest (which the Borrower hereby promises to pay in accordance with Section 3.1(4)) from and after the date the amount is paid until payment in full thereof at the rate per annum determined in accordance with Section 3.1(1) (in the case of Canadian Dollar amounts) or with Section 3.1(2) (in the case of U.S. Dollar amounts), and (ii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Article 3 hereof.

Section 2.5 MasterCard Facility

Subject to the terms and conditions hereof, the Revolving Credit may be availed by the Borrower by way of Extensions of Credit pursuant to the MasterCard Agreement, provided that the maximum amount outstanding under the MasterCard Agreement shall not at any time exceed two hundred thousand Canadian Dollars (Cdn.$200,000).

Section 2.6 Forward Contracts

Subject to the terms and conditions hereof, the Revolving Credit may be availed by the Borrower in the form of Forward Contracts. The maximum aggregate amount payable under such Forward Contracts shall not at any time exceed three million Canadian Dollars (Cdn.$3,000,000). For the purpose of calculating such maximum aggregate amount at any particular time, the amount of any Forward Contract shall be deemed to be the Deemed Forward Contract Amount of such

Forward Contract at such time. The term of each Forward Contract shall expire not later than the earlier of (i) twelve (12) months from the date the Forward Contract is entered into, and (ii) the Termination Date. The Borrower agrees to complete such Forward Contracts and other documents as the Bank may require each time the Borrower wishes to avail itself of the Revolving Credit by way of a Forward Contract.

Section 2.7 Manner and Disbursement of Loans

(1)	The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) for requests of Extensions of Credit by way of Prime Rate Loans or U.S. Base Rate Loans, before 11:00 a.m. on the Drawdown Date. Each notice given in respect of a Prime Rate Loan and a U.S. Base Rate Loan shall indicate the amount of the required Loan and the date funds are required. Each notice given in respect of a Letter of Credit shall indicate the amount of the Letter of Credit to be issued, the applicable contract period, the beneficiary, the terms of draw under the requested Letter of Credit and all other relevant information. Each notice given in respect of a Forward Contract shall indicate the amount of the Forward Contract, the counterparty and all other relevant information.

(2)	The Borrower hereby irrevocably authorizes the Bank to make Revolving Credit Loans from time to time hereunder for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application, payment under a Forward Contract or otherwise), and such Revolving Credit Loan may be made without regard to the provisions of Article 7 hereof. The Borrower acknowledges and agrees, however, that the Bank shall not be under any obligation to make a Revolving Credit Loan under this Section 2.7(2), and the Bank shall incur no liability to the Borrower or any other Person for refusing to make a Revolving Credit Loan under this Section 2.7(2).

(3)	Subject to the provisions of Article 7 hereof, the proceeds of each Loan made hereunder shall be made available to the Borrower at the principal office of the Bank in Montréal, Québec, in immediately available funds, by deposit to the following accounts: (a) Account Number 0002-6526-190 for Loans made in Canadian Dollars and (b) Account Number 0002-4827-562 for Loans made in U.S. Dollars. The proceeds of each Revolving Credit Loan made under Section 2.7(2) hereof shall be disbursed by the Bank by way of direct payment of the relevant Obligation.

Section 2.8 U.S. Dollar Extensions of Credit

The Borrower acknowledges that the ability of the Bank to provide Extensions of Credit in U.S. Dollars is subject to any statute, law, regulation, rule or direction by any Governmental Authority having jurisdiction to prohibit or restrict the supply of U.S. Dollars to or by the Bank, and the Borrower agrees that the Bank shall incur no liability hereunder if it does not provide any Extension of Credit in U.S. Dollars as a result of any such prohibition or restriction.

ARTICLE 3

INTEREST, FEES, CAPITAL ADEQUACY, TERM AND TERMINATION

Section 3.1 Interest Rates, Interest Payment Dates

(1)	Prime Rate Loans. The outstanding principal balance of Prime Rate Loans shall bear interest at the Prime Rate plus 2% per annum, as in effect from time to time, and the Borrower hereby promises to pay such interest at the rate and at the times set forth herein.

(2)	U.S. Base Rate Loans. The outstanding principal balance of U.S. Base Rate Loans shall bear interest at the U.S. Base Rate plus 2% per annum, as in effect from time to time, and the Borrower hereby promises to pay such interest at the rate and at the times set forth herein.

(3)	Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default hereunder, the Borrower hereby promises to pay interest on the outstanding principal balance of the Loans at a rate per annum of two percent (2%) greater than the rates of interest specified in Section 3.1(1) and Section 3.1(2) above.

(4)	Due Dates. Interest on the Loans shall be payable both before and after maturity, default and judgment. Interest on the Loans shall be calculated, compounded and payable monthly in arrears on the last Business Day of each month during the term of this Agreement and on the Termination Date. Interest on any overdue principal or interest on the Loans (whether by lapse of time, acceleration, or otherwise) shall be due and payable on demand.

(5)	Interest Act (Canada). For the purpose of the Interest Act (Canada) only, the yearly rate of interest to which any rate for a period less than a year is equivalent is such rate, divided by the number of days in such period, and multiplied by the actual number of days in the year.

(6)

Calculation. Interest on Prime Rate Loans and U.S. Base Rate Loans shall be payable monthly in arrears on every Interest Payment Date and on the Termination Date, as applicable, for the period from and including, as the case may be, the Drawdown Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Termination Date, as applicable, and shall be calculated daily on the principal amount of each Prime Rate Loan or U.S. Base Rate Loans remaining unpaid on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. All other Extensions of Credit and for reimbursement and other obligations with respect to all Applications, Letters of Credit and Forward Contracts and all fees due hereunder shall be calculated on the basis of a year of 365 or 366 days, for the actual number of days elapsed.

(7)	Payment of Interest. Interest on Loans shall be paid on every Interest Payment Date and on the Termination Date, as applicable, by debit to the relevant Account by the Bank, in respect of Loans hereunder, interest on all Loans and Extensions of Credit shall be payable both before and after maturity, default and judgment. Interest on any overdue principal or interest on the Extensions of Credit (whether by lapse of time, acceleration, or otherwise) shall be due and payable on demand.

Section 3.2 Facility Fee

The Borrower shall pay to the Bank a non-refundable facility fee equal to 1.50% of the Revolving Credit Commitment fully earned on the date hereof. The Bank confirms having received a partial payment of the said fee in the amount of $82,500 and the Borrower agrees to pay the balance thereof on the date of the first Extension of Credit hereunder and no later than January 8, 2010.

Section 3.3 Unused Line Fee

For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a fee at the rate of one half of one percent (0.50%) per annum calculated daily on the amount by which the Revolving Credit Commitment exceeds the Canadian Dollar Equivalent of the daily closing balance of outstanding Extensions of Credit under Revolving Credit during the applicable period, and taking into account the number of days in the applicable period. Such fee shall be payable monthly in arrears on the first day of each month during the term of this Agreement and on the Termination Date.

Section 3.4 Field Examination Fees

The Borrower shall pay to the Bank charges for field examinations of the Collateral performed by the Bank or its agents or representatives in such amounts as the Bank may from time to time reasonably request, but subject to the maximum number of such field examinations set forth in Section 8.7. The Bank acknowledges and agrees that such charges shall be computed in the same manner as it customarily uses at the applicable time for the assessment of charges for similar collateral audits, and the Borrower acknowledges and agrees that, as of the date hereof, such charges are calculated at a rate of $1,200 per man per day, plus reasonable out-of-pocket expenses.

Section 3.5 Letter of Credit Fee

On the date of issuance, renewal or increase in the amount of any Letter of Credit, and at the end of each three (3) month period following such date, the Borrower shall pay to the Bank a fee equal to 2% per annum (based on the number of days in the next three month period) of the face amount of (or of the increase or decrease in the face amount of) such Letter of Credit. In addition, the Borrower shall pay to the Bank the Bank’s standard drawing, negotiation, amendment and other processing, transaction and administrative fees in effect from time to time for each Letter of Credit issued.

Section 3.6 Forward Contract Fees

The Borrower shall pay to the Bank any and all fees customarily charged by the Bank in connection with the issuance of Forward Contracts.

Section 3.7 Monthly Administration Fee

The Borrower shall pay to the Bank the amount of one thousand five hundred Canadian Dollars (Cdn. $1,500) on the first Business Day of each calendar month as administration fees, and such fees shall be paid by the Borrower so long as any Obligations remain owing to the Bank by, or the Bank has any obligation to make Extensions of Credit to, the Borrower.

Section 3.8 Cash Management Fee

The Borrower shall pay to the Bank such cash management fees as are established by the Bank from time to time, and such fees shall be paid by the Borrower so long as the Bank performs cash management services for the benefit of the Borrower.

Section 3.9 Change in Capital Adequacy Requirements

If the Bank, acting reasonably, shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after written demand by the Bank accompanied by a copy or extract of the applicable law, rule, regulation or directive and a certificate of a duly authorized officer of the Bank setting forth the additional amount and the basis of calculation therefor, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

Section 3.10 Term and Termination of the Revolving Credit

(1)	The term of the Revolving Credit shall be for a period of three (3) years from the date hereof to but excluding the Termination Date. The Borrower may terminate the Revolving Credit in whole (but not in part) at any time upon at least sixty (60) days prior written notice to the Bank and upon (i) the payment in full of all outstanding Obligations, together with all accrued and unpaid interest thereon, (ii) the payment of any accrued and unpaid unused line fees and other fees due under the Loan Documents (including any prepayment fee payable pursuant to Section 3.10(2) hereof) to the date of termination, and (iii) the expiration or termination of all Letters of Credit and Forward Contracts and, to the extent any such Letter of Credit or Forward Contract has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Bank, accompanied by collateral security in form and in such amounts as shall be satisfactory to the Bank.

(2)	At the effective date of any termination of the Revolving Credit by the Borrower which occurs prior to the end of the term indicated in Section 3.10(1) hereof, or upon the Obligations or any of them being declared or becoming due and payable pursuant to Section 9.2 or Section 9.3 (an “Acceleration”), if termination or Acceleration occurs during the first twelve (12) month period of the term of this Agreement, the Borrower shall pay a prepayment fee to the Bank, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to three percent (3%) of the Revolving Credit Commitment, if termination or Acceleration occurs during the second twelve (12) month period of the term of this Agreement, an amount equal to two percent (2%) of the Revolving Credit Commitment and an amount equal to one percent (1%) of the Revolving Credit Commitment at any time thereafter, whether during the initial term of the Revolving Credit or during any extension or renewal thereof. Notwithstanding the foregoing, no prepayment fee shall be payable by the Borrower if the Revolving Credit is terminated as a result of the transfer of the Revolving Credit to the commercial banking or corporate finance divisions of the Bank.

ARTICLE 4

SCHEDULED PAYMENT OF MATURITY OF LOANS, APPLICATION OF

PAYMENTS AND COLLECTIONS, PREPAYMENTS, COMPUTATION OF

OBLIGATIONS OUTSTANDING AND NOTATIONS

Section 4.1 Maturity of Revolving Credit Loans

The outstanding Revolving Credit Loans, both for principal and interest, shall mature and become due and payable in full by the Borrower on the Termination Date.

Section 4.2 Place and Application of Payments and Collections

(1)	All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at the address set out in Section 10.8 hereof (or at such other place as the Bank may specify). All such payments shall be made in the currency in which such Obligations are denominated, in immediately available funds at the place of payment, without set off, compensation or counterclaim and without reduction for, and free from, any and all present or future Taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any Governmental Authority (but excluding any Taxes imposed on or measured by the net income of the Bank).

(2)	All payments made by the Borrower and all proceeds of Collateral shall, upon receipt by the Bank, be applied by the Bank to the Obligations then due and payable, with any balance of such proceeds not applied to the Obligations to be held by the Bank as collateral security for the Obligations, which amounts shall bear interest at the Bank’s prevailing rate for deposit accounts. Prior to the occurrence of a Default or an Event of Default which is continuing, except as otherwise specifically provided for herein or directed by the Borrower, all payments made by the Borrower and all proceeds of Collateral shall be applied by the Bank against the outstanding Obligations as follows:

(a)	first, to any outstanding fees, charges and expenses then due to the Bank or its legal counsel;

(b)	second, to outstanding interest charges then due in respect of the Obligations;

(c)	third, to the outstanding principal balance of the Revolving Credit Loans, reimbursement obligations in respect of claims under Letters of Credit and satisfaction of all Obligations under the MasterCard Agreement and Forward Contracts, all in such proportions as the Bank may determine; and

(d)	finally, to be applied to, or held as collateral security for, any remaining unpaid or unsatisfied Obligations.

Except as otherwise specifically provided for herein, the Borrower hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Bank from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that the Bank shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Bank against the Obligations in such manner as the Bank may deem advisable.

(3)	The Borrower hereby irrevocably authorizes the Bank to charge any of the Accounts for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Bank shall be under no obligation to do so and the Bank shall incur no liability to the Borrower or any other Person for the Bank’s failure to do so, except in the case of the gross or intentional fault of the Bank.

Section 4.3 Mandatory Prepayments

(1)	The Borrower covenants and agrees that if, at any time, the Canadian Dollar Equivalent of the aggregate principal amount of all outstanding Extensions of Credit under the Revolving Credit exceeds the Revolving Credit Limit, or any other limit set out in Article 2 hereof is exceeded at any time (whether or not as a result of any change in the exchange rate between Canadian Dollars and U.S. Dollars), the Borrower shall immediately pay, without notice or demand, the amount of the excess to the Bank, with each such prepayment to be applied, as determined by the Bank, until payment in full thereof.

(2)	The Borrower covenants and agrees that all proceeds derived from (i) the sale or disposition (whether voluntary or involuntary) of its Property outside of the ordinary course of business, or (ii) on account of loss, damage or destruction of Collateral, in each instance in excess of $100,000, shall be paid over to the Bank and shall be applied to, or held by the Bank as collateral security for, such Obligations as the Bank may determine appropriate, in the manner set forth in Section 4.2(2), provided that (i) the foregoing provision shall be inapplicable to proceeds received by the Bank if and so long as the Borrower has requested, and the Bank has agreed, that the same be held by the Bank and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received, and (ii) no prepayment shall be required with respect to up to $100,000 of net proceeds (i.e., gross proceeds net of out of pocket expenses incurred in effecting the sale or other disposition) received in any calendar year from the sale or other disposition of Collateral in the form of movable property which is worn out, obsolete, damaged or, in the good faith judgment of the Borrower, no longer necessary to the efficient conduct of its business as then conducted.

Section 4.4 Computation of Obligations Outstanding

For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Bank to such Obligations. Notwithstanding the foregoing, if any item presented for collection by the Bank is not honoured, the Bank may reverse any provisional credit that has been given for such item, and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

Section 4.5 Evidence of Indebtedness

The amount and date of each Extension of Credit and the amount and date of each payment of principal and interest thereon shall be recorded by the Bank on its books and records and the amount of principal and interest shown on such books and records as owing on such Extension of Credit from time to time shall, in the absence of manifest error, be prima facie evidence of the principal amount remaining unpaid thereon and the interest applicable thereto in any court or other proceeding brought to collect such Extension of Credit; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount owing on such Extension of Credit together with accrued interest thereon.

ARTICLE 5

COLLATERAL

Section 5.1 Collateral

The payment and performance of the Obligations shall at all times be secured by, among other things, Liens charging the universality of all personal and movable property and real and immovable property, present and future, corporeal and incorporeal, of the Borrower, including, without limitation, on all of its Receivables, Inventory and Equipment, Intellectual Property and by Liens charging all of the shares held by the Parent in the capital stock of the Borrower pursuant to Collateral Documents listed on Schedule 5.1 hereof.

Section 5.2 Deposits in Blocked Accounts

The Borrower shall cause each of the other financial institutions where it deposits proceeds of Collateral from time to time to enter into a blocked account agreement or similar agreement with the Bank in form and substance satisfactory to the Bank to assure (through the use of blocked accounts under the sole control of the Bank) that all proceeds of the Collateral are deposited (in the same form as received) in blocked accounts maintained with and under the sole control of the Bank. Any proceeds of Collateral received by the Borrower shall be held as mandatary for the Bank in the same form in which received, shall not be commingled with any other assets of the Borrower and shall be delivered immediately to the Bank (together with any necessary endorsements thereto) for deposit into the accounts described in Section 2.7(3) hereof. The Borrower acknowledges that all funds in such accounts are held as mandatary for the Bank, and that, to the extent of any interest of the Borrower therein, the Bank holds a Lien on such accounts and all funds contained therein to secure the Obligations. No amounts deposited in such accounts shall be released to the Borrower, but shall instead be applied to, or otherwise held for application to, or as collateral security for, the outstanding Obligations as set forth in Article 4 hereof.

Section 5.3 Further Assurances

The Borrower covenants and agrees that it shall comply with all terms and conditions of each of the Loan Documents and that it shall, at any time and from time to time, as requested by the Bank, execute and deliver or cause to be executed and delivered such further instruments and documents and do or cause to be done such other acts and things as the Bank may deem necessary or desirable to ensure that all such terms and conditions are complied with and to provide for or protect or perfect the first-ranking Lien of the Bank (subject only to Permitted Liens) in the Collateral.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as follows:

Section 6.1 Qualification

The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of Canada, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. The domicile and chief executive office of the Borrower is at the location set out in paragraph 1 of Schedule 6.1 hereto and the Borrower has no other places of business except those listed in paragraph 1 of Schedule 6.1. The Collateral is situated at the locations listed in paragraph 2 of Schedule 6.1 and the Borrower does not store Collateral in any other location. The Borrower does not use or transact business using any trade name other than those trade names listed in paragraph 3 of Schedule 6.1 hereto and other than its proper legal name.

Section 6.2 Corporate Authority and Validity of Obligations

The Borrower has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to grant to the Bank the Liens described in the Collateral Documents to which it is a party and to exercise all of its rights and perform all of its obligations hereunder and under the other Loan Documents to which it is a party. The Loan Documents have been duly authorized, executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the charter, articles of incorporation or by-laws of the Borrower, or (ii) any covenant, indenture or agreement of or affecting the Borrower or any of its Property, which contravention or breach could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than in favour of the Bank) on any Property of the Borrower.

Section 6.3 Use of Proceeds

The Borrower shall use the proceeds of Revolving Credit solely to (i) finance the ongoing operations and for the general working capital purposes of the Borrower, (ii) repay its existing credit facilities with The Toronto-Dominion Bank; and (iii) make a Parent Distribution to the Parent on the Effective Date.

Section 6.4 Financial Reports

The balance sheet of the Borrower as at December 31, 2008 and the related statement of income, retained earnings and cash flows of the Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of a nationally recognized firm of independent chartered accountants, and the unaudited interim balance sheet of the Borrower as at November 30, 2009 and the related statement of income, retained earnings and cash flows of the Borrower for the one-month period and year to date then ended, as previously furnished to the Bank, fairly present the financial condition of the Borrower as at the said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. The Borrower has no contingent liabilities that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.6 hereof.

Section 6.5 No Material Adverse Change

Since December 31, 2008, there has been no adverse change in the condition (financial or otherwise) or business prospects of the Borrower except those occurring in the ordinary course of business, which individually or in the aggregate constitute a Material Adverse Change.

Section 6.6 Full Disclosure

The statements and information furnished to the Bank by or on behalf of the Borrower in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact which would make the material statements contained herein or therein misleading.

Section 6.7 Good Title

The Borrower has good and valid title to all of the Collateral that it owns as reflected on the most recent balance sheets of the Borrower furnished to the Bank, free and clear of all Liens other than Permitted Liens.

Section 6.8 Litigation and Other Controversies

There is no litigation or governmental proceeding or labour controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower that, if adversely determined, would result in a Material Adverse Change.

Section 6.9 Taxes

All tax returns required to be filed by the Borrower in any jurisdiction have, in fact, been filed, and all Taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except for those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the satisfaction of the Bank (“Contested Taxes”). The Borrower does not know of any proposed additional tax assessment against it for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for Taxes on the books of the Borrower have been made for all open years, and for their current fiscal periods. As of the Effective Date, except as disclosed in Schedule 6.9, all Tax returns required to be filed by the Borrower in any jurisdiction have, in fact, been filed, all Taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, and there are no Contested Taxes, except as disclosed in Schedule 6.9.

Section 6.10 Approvals

No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of the sole shareholder of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance of this Agreement or any other Loan Document except (i) consents which have been obtained, and (ii) the registration of the Collateral Documents in the appropriate public registers.

Section 6.11 Affiliate Transactions

The Borrower is not a party to any contracts or agreements with any of its Affiliates other than those not prohibited by Section 8.25.

Section 6.12 Pensions

All employee pension benefit plans are registered under, and in compliance with, all requirements of law, all payments, reports, returns and filings required to be made thereunder have been made and there is no obligation on the part of the Borrower under any such plan that is in arrears. All such plans have been administered in accordance with their terms and the provisions of applicable law. There are no unfunded liabilities under any such plans and, without limiting the generality of the foregoing, there is no going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency.

Section 6.13 Compliance With Laws

The Borrower is in compliance with the requirements of all federal, provincial and municipal laws, rules and regulations applicable to or pertaining to its Property or business operations (including, without limitation, laws, rules and regulations pertaining to Taxes, employee contributions, withholdings and remittances, employee pensions, retirement benefits and other benefits, and employee health and safety, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non compliance with which could reasonably be expected to have a Material Adverse Effect. The Borrower has not receive notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, provincial or municipal environmental or health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non compliance or remedial action (if not taken) could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Other Agreements

The Borrower is not in default under the terms of any covenant, indenture or agreement of or affecting it or any of its Property, which default, if uncured, would have a Material Adverse Effect.

Section 6.15 No Default

No Default or Event of Default has occurred and is continuing.

Section 6.16 Insurance

A policy of insurance or policies of insurance in compliance with the requirements of Section 8.5 is or are in effect in respect of the Borrower.

Section 6.17 Receivables

As of the time any Receivable becomes subject to any Lien in favour of the Bank, and at all times thereafter, the Borrower shall be deemed to have represented and warranted as to each and all of such Receivables:

(a)	that each Receivable is valid and subsisting and, if such Receivable is an account, arises out a bona fide sale of property sold and delivered by the Borrower to, or in the process of being delivered to, or out of and for services theretofore actually rendered by the Borrower to, the account debtor named therein;

(b)	that no surety bond was required or given in connection with such Receivable or the contracts or purchase orders out of which the same arose;

(c)	that the amount of the Receivable represented as owing is the correct amount actually and unconditionally owing to the Borrower; and

(d)	that the amount of such Receivable represented as owing is not disputed and is not subject to any setoffs, compensation, credits, deductions or counter charges other than those arising in the ordinary course of the Borrower’s business which are disclosed to the Bank in writing promptly upon the Borrower becoming aware thereof.

Section 6.18 Intellectual Property

(1)	The Borrower owns or possesses all of the Intellectual Property necessary for the conduct of its business as now conducted and presently proposed to be conducted, except those the failure to own or possess could not reasonably be expected to have a Material Adverse Effect and, to the best of the knowledge of the Borrower, it is not infringing or alleged to be infringing on the rights of any Person with respect to any Intellectual Property, which infringement could have a Material Adverse Effect;

(2)

All applications, registrations and grants for Intellectual Property that the Borrower owns are subsisting and in good standing, and all required filings with any relevant governmental intellectual property office have been made and all required filing, registration, maintenance and other fees have been paid and, to the knowledge of the Borrower, all applications and registrations and grants of its Intellectual Property are valid.

ARTICLE 7

CONDITIONS PRECEDENT

The obligation of the Bank to make any Extension of Credit under this Agreement is subject to the realization of the following conditions precedent to the satisfaction of the Bank and its legal counsel:

Section 7.1 All Advances

As of the time of the making of any Extension of Credit hereunder:

(a)	each of the representations and warranties set forth in Article 6 hereof and in the other Loan Documents shall be true and complete in all material respects as of such time, except to the extent the same expressly relate to an earlier date;

(b)	no event has occurred and is continuing, or would result from such Extension of Credit, which constitutes a Default or an Event of Default;

(c)	the Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents to which it is a party;

(d)	the Canadian Dollar Equivalent of the aggregate principal amount of all Extensions of Credit shall not exceed the relevant Revolving Credit Limit;

(e)	the Bank shall have received payment of any and all fees (including the fees of its legal counsel) and the Borrower and the Parent shall have properly completed the Loan Documents in connection with such Extension of Credit;

(f)	such Extension of Credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank as then in effect; and

(g)	no request of the Customs and Revenue Agency or any similar authority for payment pursuant to Section 224(1.1), or any successor section, of the Income Tax Act (Canada) shall have been received by the Bank in respect of the Borrower.

The Borrower’s request for any Extension of Credit shall constitute its warranty as to the accuracy of the facts set forth in Section 7.1(a) through Section 7.1(g) above.

Section 7.2 Effective Date

On or prior to the Effective Date, the following conditions precedent shall have been realized to the satisfaction of the Bank and its legal counsel, in addition to the conditions precedent set forth in Section 7.1:

(a)	the Bank shall have received the following, each properly executed and completed:

(i)	all Loan Documents, including all blocked account agreements required pursuant to Section 5.2 hereof;

(ii)	copies (executed or certified, as may be appropriate) of all legal documents or proceedings (corporate or otherwise) taken by the Borrower and the Parent in connection with the execution and delivery of this Agreement and the other Loan Documents;

(iii)	an officer’s certificate containing the names, titles and genuine signatures of each of the Authorized Representatives of the Borrower and the Parent;

(iv)	evidence of insurance required by Section 8.5 hereof;

(v)	except to the extent waived in writing by the Bank, Landlord Agreements in connection with the Property of the Borrower located in leased premises;

(vi)	such valuations and certifications as are provided for herein in order for the Bank to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the absence of material contingent liabilities of the Borrower;

(vii)	a favourable written opinion of legal counsel to the Borrower, the Parent and LLC;

(viii)	a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business not more than five (5) Business Days prior to the Effective Date;

(ix)	a recent certificate of attestation, certificate of compliance or other similar good standing certificate (as applicable) for the Borrower and the Parent from the applicable Governmental Authority in the jurisdiction of the applicable party’s incorporation or constitution and in each other Canadian jurisdiction in which the Borrower is qualified to do business;

(x)	financial statements for the three (3) most recently completed fiscal years of the Borrower;

(xi)	original or certified copies of all Material Contracts entered into by the Borrower;

(xii)	the Borrower’s financial forecasts for the period ending December 31, 2010;

(xiii)	certified copies of any and all necessary governmental, regulatory and other third party authorizations and approvals (including any exchange control approvals or environmental approvals) required with respect to this Agreement and the other Loan Documents;

(xiv)	a favourable title opinion from Solomon & Malus addressed to the Bank and a certificate of location addressed to the Bank with respect to the Mont-Royal Property;

(xv)	such other information, agreements, instruments, documents, certificates and opinions as the Bank may reasonably request;

(b)	the Bank shall be satisfied with the results of the pre-closing field examination of the Borrower and of the Collateral and such other items as may reasonably be required;

(c)	all legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its legal counsel;

(d)	the Liens granted to the Bank under the Collateral Documents shall have been, and shall continue to be after the Effective Date, good and valid first ranking Liens against the Property of the Borrower or the Parent, as applicable, fully perfected against third parties, subject only to Permitted Liens;

(e)	the Bank shall be satisfied with its review of the audited financial statements of the Borrower for the fiscal year ended December 31, 2008;

(f)	the Bank shall be satisfied that the Excess Availability after payment of transaction costs and initial proceeds application immediately prior to the first Extension of Credit hereunder is not less than twenty percent (20%) of the drawn amount at closing; and

(g)	no Material Adverse Change or Material Adverse Effect shall have occurred.

Section 7.3 Close Out Date

If the first Extension of Credit is not made by no later than January 8, 2010, all of the Bank’s obligations hereunder, including the Bank’s obligation to make any Extension of Credit, shall terminate and be cancelled and the Bank shall retain all fees paid by the Borrower to the Bank, including the facility fee provided in Section 3.2.

ARTICLE 8

COVENANTS

The Borrower agrees that so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

Section 8.1 Duly Pay and Perform

The Borrower shall duly and punctually pay all sums of money due by it under the terms of this Agreement or the other Loan Documents at the times and places and in the manner provided for by this Agreement and the other Loan Documents and shall duly and punctually perform and observe all other obligations or covenants on its part to be performed or observed hereunder or thereunder at the times and in the manner provided for herein or therein.

Section 8.2 Maintenance of Business

The Borrower shall preserve and maintain its existence. The Borrower shall preserve and keep in full force and effect all licenses, permits and franchises necessary to the proper conduct of its business, except for those that could not reasonably be expected to have a Material Adverse Effect. The Borrower shall not change its name or transact business under any trade name without first giving not less than thirty (30) days’ prior written notice of its intent to do so to the Bank.

Section 8.3 Maintenance of Property

The Borrower shall maintain, preserve and keep its Property in good repair, working order and condition (ordinary wear and tear excepted) for the necessary or useful conduct of its business and shall from time to time make all needed repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be materially preserved and maintained.

Section 8.4 Taxes and Assessments

The Borrower shall duly pay and discharge all Taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and reserves deemed adequate by the Bank are provided therefor.

Section 8.5 Insurance

(1)	The Borrower shall insure and keep insured with reputable insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Property against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Property; and the Borrower shall insure such other hazards and risks (including employers’ and public liability risks) with reputable insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon request, furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

(2)

The Borrower shall at all times insure or cause to be insured the Collateral consisting of corporeal movable or personal property against such risks and hazards as other Persons engaged in the same or similar business insure against, and including in any event loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as are customary for such Persons and as the Bank may reasonably specify. All insurance required hereby shall be maintained in amounts and under policies and with insurers acceptable to the Bank, and all such policies shall contain a standard mortgage clause and loss payable clauses naming the Bank as loss payee and first hypothecary creditor and all in form and content, naming the Bank as an additional insured therein, acceptable to the Bank. The Borrower shall pay or caused to be paid all premiums on such insurance. Certificates of insurance evidencing compliance with the foregoing and, at the Bank’s request, the policies of such insurance shall be delivered by the Borrower to the Bank. All insurance required hereby shall provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Borrower and the Bank of written notice thereof, and shall be satisfactory to the Bank and its insurance consultant in all other respects. In case of any material loss, damage to or destruction of the Collateral or any part thereof, the Borrower shall promptly give written notice thereof to the Bank generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral or any part thereof, the Borrower, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at the Borrower’s cost and expense, shall promptly cause to be repaired or replaced the

Collateral so lost, damaged or destroyed. In the event the Borrower shall receive any proceeds of such insurance in excess of $100,000, the Borrower shall immediately pay over or caused to be paid over such proceeds to the Bank. The Borrower hereby authorizes the Bank, at the Bank’s option, to adjust, compromise and settle any losses in excess of $100,000 under any insurance afforded, and does hereby irrevocably constitute the Bank, and each of its nominees, officers, mandataries, attorneys and any other Person whom the Bank may designate, as their attorney in fact, with full power and authority to effect such adjustment, compromise and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance. Unless the Bank elects to adjust, compromise or settle such losses as aforesaid, the Borrower shall ensure that any such adjustment, compromise and/or settlement of any such losses under any such insurance shall be made by the Borrower subject to final approval of the Bank, acting reasonably (regardless of whether or not a Default or an Event of Default shall have occurred hereunder) in the case of losses exceeding $100,000. Net insurance proceeds in excess of $100,000 received by the Bank under the provisions hereof or under any policy of insurance covering the Collateral or any part thereof shall be applied to the reduction of the Obligations (whether or not then due); provided, however, that the Bank may, in its sole discretion, release any or all such insurance proceeds to the Borrower. All such insurance proceeds shall be subject to the Lien of the Bank under the Collateral Documents.

(3)	Unless the Borrower provides the Bank with evidence of the insurance coverage required by this Agreement, the Bank may purchase insurance at the Borrower’s expense to protect the Bank’s interests in the Collateral. This insurance may, but need not, protect the Borrower’s interests in the Collateral. The coverage purchased by the Bank may not pay any claims that the Borrower makes or any claim that is made against the Borrower in connection with the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained insurance as required by this Agreement. If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that the Bank may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

Section 8.6 Financial Reports

The Borrower shall maintain a standard system of accounting in accordance with GAAP and shall promptly furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower as the Bank may reasonably request and, without any request, the Borrower shall furnish to the Bank:

(a)	as soon as available, and in any event not more than three (3) Business Days after the last Business Day of each week, a Borrowing Base Certificate signed by an Authorized Representative of the Borrower showing the computation of the Borrowing Base in reasonable detail (including any Permitted Distribution and Permitted Employee Distribution effected in the past twelve (12) months and any purchase of goods for the Parent or others contemplated in Section 8.17 effected during the current month) as of the close of business on the last Business Day of such calendar week, together with such other information as is therein required;

(b)	as soon as available, and in any event within twenty-five (25) days after the close of each monthly accounting period of the Borrower (or more frequently if requested by the Bank), (i) an accounts payable and accounts receivable aging report on an invoice date basis (including reconciliation of cash and accounts receivable), together with an Inventory report for the Borrower, determined on the lower of market or cost basis, and (ii) a priority claims and statutory deductions report; in each case prepared by the Borrower in such format and detail as is required by the Bank, and certified by the President or the Chief Financial Officer of the Borrower;

(c)	as soon as available, and in any event within twenty-five (25) days after the close of each monthly accounting period of the Borrower (other than a monthly accounting period ending as of the fiscal year end of the Borrower):

(i)

a copy of the unaudited balance sheet of the Borrower as of the last day of such monthly accounting period and the unaudited statement of income, retained earnings and cash flows of the Borrower for such monthly accounting period and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, as well as showing in comparative form the month and year to date comparisons to the Borrower’s current business plan, prepared by the Borrower in accordance with GAAP and including a brief management commentary and certified by the President or the Chief Financial Officer of the Borrower;

(ii)	a report reconciling accounts receivable, accounts payable and inventory amounts set forth in the report delivered pursuant to Section 8.6(b) for such monthly accounting period to the corresponding figures for such items in the financial statements for such monthly accounting period;

(d)	as soon as available, and in any event within seven (7) days after the end of each month, a certificate executed by the President or the Vice-President, Finance of the Borrower listing all store openings and closings to be effected in the next thirty (30) day period and confirming that all monthly rent owing by the Borrower with respect to leased premises has been paid and is current;

(e)	as soon as available, and in any event within one hundred and twenty (120) days after the last day of each fiscal year of the Borrower:

(i)	a copy of the audited balance sheet of the Borrower as of the close of such period and the audited statement of income, retained earnings and cash flows of the Borrower for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon issued by a firm of independent chartered accountants of recognized national standing selected by the Borrower and satisfactory to the Bank, to the effect that such financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of the Borrower as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(ii)	a report reconciling accounts receivable, accounts payable and inventory amounts set forth in the report delivered pursuant to Section 8.6(b) for such period to the corresponding amounts for such items on the financial statements delivered to the Bank in respect of such period;

(f)	promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the operations and financial affairs of the Borrower given to it by its independent chartered accountants;

(g)	as soon as available, and in any event not less than thirty (30) days prior to the end of each fiscal year of the Borrower, a copy of the Borrower’s business plan for the next fiscal year, such business plan to show the Borrower’s projected revenues, expenses, balance sheet, cash flows and borrowing base calculations, on a month by month basis in reasonable detail, prepared by the Borrower and in form satisfactory to the Bank;

(h)	promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental proceeding or labour controversy against the Borrower which, if adversely determined, would have a Material Adverse Effect or would result in the occurrence of any Default or Event of Default hereunder;

(i)	as soon as possible and in any event within two (2) days after becoming aware of the occurrence of each Event of Default or becoming aware of each event which constitutes a Default, a statement of an Authorized Representative of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower proposes to take with respect thereto.

Each of the financial statements furnished to the Bank pursuant to Section 8.6(c) and Section 8.6(e) shall be accompanied by a written certificate in the form attached hereto as Exhibit “B” signed by the President or the Chief Financial Officer of the Borrower to the effect that to the best of such officer’s knowledge and belief, no Default or Event of Default has occurred during the period covered by such statements or, if any Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.8 of this Agreement.

Section 8.7 Field Examinations; Appraisals; Verifications

(1)	Upon reasonable notice and at reasonable times, the Borrower shall permit (and arrange for all access required to permit) the Bank and its duly authorized representatives and agents to conduct inspections of the Property and the corporate books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, employees and independent chartered accountants (and by this provision the Borrower authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower) and to conduct field examinations not more frequently than three (3) times per calendar year or two (2) times per calendar year if the Fixed Charge Coverage Ratio (in this Section, the Parent Distribution shall at all times be included in the denominator of the Fixed Charge Coverage Ratio) is more than 3.0 : 1.0 for a 12-month period if no Default or Event of Default has occurred and is continuing, and otherwise at such times and such intervals as the Bank determines appropriate. The Bank may obtain (or direct the Borrower to obtain and provide to the Bank) updated appraisals of the Borrower’s Inventory or any portion thereof, not more frequently than two (2) times per calendar year or one (1) time per calendar year if the Fixed Charge Coverage Ratio is more than 3.0 : 1.0 for a rolling 12-month period and if no Default or Event of Default has occurred and is continuing, and otherwise at such times and such intervals as the Bank determines appropriate, which appraisal reports shall in each case be prepared by an appraiser acceptable to the Bank and be in such format and contain such detail as the Bank may reasonably request. The costs and expenses incurred in obtaining any such appraisal shall in each case be borne by the Borrower (whether obtained by the Bank or by the Borrower). The Borrower shall, from time to time, at the Bank’s request, provide, at the Borrower’s expense, an environmental questionnaire or checklist concerning activities and conditions affecting any immovable or real property owned, leased or operated by the Borrower and/or environmental reports prepared for the Bank by an environmental consultant or an environmental engineering firm acceptable to the Bank concerning any immovable or real property owned, leased or operated by the Borrower.

(2)

The Borrower agrees from time to time to deliver to the Bank such evidence of the existence, identity and location of the Collateral and of its availability as collateral security pursuant hereto including, without limitation, schedules describing all Receivables created or acquired by the Borrower, copies of customer invoices or the equivalent and original shipping or delivery receipts for all merchandise and other property sold, leased or services rendered, together with the Borrower’s warranty of the genuineness thereof, and reports stating the book value of Inventory and Equipment by major category and location, in each case as the Bank may request. Subject to the terms and conditions of this Agreement, the Bank shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Bank considers appropriate including, without limitation, the verification of Collateral by use of a fictitious name or through a mandatary of the Bank, and the Borrower agrees to furnish all assistance and information, and perform any acts, which the Bank may require in connection therewith. The Borrower shall promptly notify the Bank of any Collateral that the Borrower has determined is obsolete, stating the prior book value of such Collateral, a description thereof and its location.

Section 8.8 Fixed Charge Coverage Ratio

The Borrower shall at all times during the period described below maintain a ratio during each rolling 12-month period of (i) EBITDA less cash income taxes paid, dividends paid and unfinanced capital expenditures, to (ii) Interest Expense plus scheduled principal repayments of long term debt (including, without limitation, senior debt, subordinated debt (unless formally subordinated in favour of the Bank), debt under Capital Leases, dividends (other than stock dividends) paid or payable in respect of preferred shares) and shareholder loans and advances, that is not less than 1.25:1.0, calculated as of the last day of each month, commencing on November 30, 2009 for the trailing twelve month period then ending. Notwithstanding the foregoing, the Parent Distribution and the Management Fees shall be excluded from the denominator of the Fixed Charge Coverage Ratio but only during the rolling twelve (12) month period following the Parent Distribution and the payment of the Management Fees.

Section 8.9 Indebtedness for Borrowed Money

The Borrower shall not issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)	the Obligations of the Borrower owing to the Bank and other indebtedness and obligations of the Borrower from time to time owing to the Bank;

(b)	the Allowed Subordinated Indebtedness; and

(c)	the Allowed Additional Indebtedness, provided that the current principal amount outstanding under the Dov Charney Loan may not be reimbursed prior to its stated maturity date of December 11, 2012 without the prior written consent of the Bank.

Section 8.10 Liens

The Borrower shall not create, incur or permit to exist any Lien of any kind on any Collateral owned by the Borrower; provided, however that the foregoing shall not apply to nor operate to prevent the following permitted Liens (“Permitted Liens”):

(a)	Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and reserves deemed adequate by the Bank have been established therefor;

(b)	mechanics’, workmen’s, materialmen’s, landlords’, carriers’, warehousemen’s or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and reserves deemed adequate by the Bank have been established therefor;

(c)	judgment Liens for which an appeal has been made or in respect of which revision has been sought and a suspension of execution has been obtained pending the appeal or the revision, but only to the extent that failure to pay such judgments does not otherwise constitute an Event of Default;

(d)	the pledge of Property for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower secured by a pledge of Property permitted under this Section 8.10(d), including interest and penalties thereon, if any, shall not be in excess of Cdn. $100,000 at any one time outstanding;

(e)	the Liens granted in favour of the Bank by the Collateral Documents;

(f)	Liens on property of the Borrower created solely for the purpose of securing indebtedness permitted by Section 8.9 hereof, representing or incurred to finance, refinance or refund the purchase price of Property purchased in the ordinary course of business, provided that no such Lien shall extend to or cover other Property of the Borrower other than the Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(g)	the Liens granted in respect of the Allowed Subordinated Indebtedness, provided that all such Liens are subordinated in favour of the Bank by agreement in form and substance satisfactory to the Bank; and

(h)	Liens described on Schedule 8.10.

Section 8.11 Investments, Acquisitions, Loans, Advances and Guarantees

The Borrower shall not directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person (except to or in favour of the Bank), or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (except to or in favour of the Bank) without the prior written notice of the Bank; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)	investments in direct obligations of the government of Canada or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the government of Canada, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)	investments in commercial paper rated at least P 1 by Moody’s Investors Services, Inc. or at least A 1 by Standard & Poor’s Corporation maturing within two hundred and seventy (270) days of the date of issuance thereof;

(c)	investments in certificates of deposit issued by any Canadian chartered bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less; and

(d)	endorsement of items for deposit or collection of commercial paper received in the ordinary course of business.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.11, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

Section 8.12 Material Contracts

The Borrower shall comply with any Material Contracts for which non-compliance could reasonably be expected to have a Material Adverse Change. The Borrower shall notify the Bank at least thirty (30) days prior to any amendment to any Material Contract and shall advise the Bank promptly in writing upon becoming aware of any default or event of default or any contravention or non-compliance or any notice of default, termination prior to the expiry of the stipulated term thereof, suspension or modification in respect of any Material Contracts.

Section 8.13 Operating Leases

The Borrower shall not acquire the use or possession of any Property under an operating lease, whether or not the Borrower has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Borrower under all such operating leases would exceed Cdn.$8,500,000 during any fiscal year of the Borrower.

Section 8.14 Mergers, Consolidations and Sales

The Borrower shall not be a party to any amalgamation, merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell, factor or discount (with or without recourse) any of its Receivables; provided, however, that this Section shall not apply to nor operate to prevent the Borrower from selling its inventory in the ordinary course of its business or selling assets which are obsolete, damaged or worn-out or, in the good faith judgment of the Borrower, no longer necessary to the efficient conduct of its business as then conducted.

Section 8.15 Maintenance of Subsidiaries

The Parent and any other shareholder of the Borrower shall not assign, sell or transfer any shares held by them in the capital stock of the Borrower.

Section 8.16 Repatriation of Funds

The Borrower shall not, without the Bank’s prior written consent, repatriate funds or otherwise make a distribution or payment to the Parent, any other shareholder of the Borrower, the Principals or any Affiliate of the Parent, of the

Borrower or of any other shareholder of the Borrower (collectively, the “Restricted Parties”) in any manner including, without limitation, by way of cash distributions of any kind, payment of management fees, payment of any remuneration to the Restricted Parties, payments under expense sharing or cost allocation arrangements, expense reimbursements in excess of Cdn.$500,000 on a rolling twelve (12) months basis (a “Permitted Distribution”); provided that any such repatriation of funds shall not be permitted if the Bank is not satisfied, at its sole discretion, based on the financial projections and current financial results and trends of the Borrower, that following such repatriation of funds and at all times during the twelve month period thereafter, the Borrower shall continue to comply with the minimum Fixed Charge Coverage Ratio set forth in Section 8.8 and the Minimum Excess Availability requirement. Notwithstanding the foregoing, the Bank agrees with the payment of the Management Fees and shall allow a one-time payment to the Parent not exceeding U.S.$5,338,000 on the first Drawdown Date (the “Parent Distribution”).

Section 8.17 Purchase of Goods for Parent

The Borrower shall not purchase goods destined to be used by the Parent, any other shareholder of the Borrower or any Affiliate of the Parent in excess of Cdn.$250,000 per month, and the purchase price of any such goods shall be reimbursed to the Borrower no later than the 15th day of the month next following such purchase.

Section 8.18 Remuneration of Employees

The Borrower shall not make payment of salaries, bonuses or any other form of remuneration to any employee of the Borrower (excluding the Principals) or any other Person related to the Principals in excess of the aggregate amount of Cdn.$350,000 per Person per year (a “Permitted Employee Distribution”) without the prior written consent of the Bank.

Section 8.19 Location of Collateral

The Collateral is and shall remain in the possession or control of the Borrower at the locations listed in paragraph 2 of Schedule 6.1 (collectively, the “Permitted Collateral Locations”). If for any reason any Collateral is at any time kept or located at a location other than a Permitted Collateral Location, the Bank shall nevertheless have and retain a Lien thereon. The Borrower shall at all times own or lease all Permitted Collateral Locations, except to the extent otherwise disclosed in paragraph 2 of Schedule 6.1. The Borrower shall not move its domicile or chief executive office or maintain a place of business at a location other than those specified in paragraph 1 of Schedule 6.1 or permit the Collateral to be located at a location other than those specified in paragraph 2 of Schedule 6.1, in each case without first providing the Bank thirty (30) days’ prior written notice of its intent to do so; provided that the Borrower shall at all times maintain its domicile and chief executive office and, unless otherwise specifically agreed to in writing by the Bank,

Permitted Collateral Locations, in Canada and, with respect to any new domicile or chief executive office or place of business or location of Collateral, the Borrower shall have taken all action requested by the Bank to maintain the Lien of the Bank in the Collateral at all times as a first ranking fully perfected Lien opposable to third parties and in full force and effect, subject only to Permitted Liens.

Section 8.20 Landlord Agreements

As to any premises not owned by the Borrower wherein any of the Collateral is located, the Borrower shall, unless the Bank waives this requirement in writing, use commercially reasonable efforts to cause each party having any right, title or interest in, or Lien on, any of such premises to enter into a Landlord Agreement with the Bank.

Section 8.21 Settlements on Receivables

Unless and until an Event of Default occurs and is continuing, any merchandise or other Property which is returned by a customer or account debtor or otherwise recovered may be resold by the Borrower in the ordinary course of its business as presently conducted; and, during the existence of any Event of Default which is continuing, such merchandise and other Property shall be set aside at the request of the Bank and held by the Borrower as mandatary for the Bank and shall remain part of the Collateral. Unless and until an Event of Default occurs and is continuing, the Borrower may settle and adjust disputes and claims with its customers and account debtors, handle returns and recoveries and grant discounts, credits and allowances in the ordinary course of its business as presently conducted for amounts and on terms which it in good faith considers advisable; and, during the existence of any Event of Default which is continuing, unless the Bank requests otherwise, the Borrower shall notify the Bank promptly of all returns and recoveries outside the ordinary course of business and, on the Bank’s request, deliver any such merchandise or other Property to the Bank. During the existence of any Event of Default which is continuing, unless the Bank requests otherwise, the Borrower shall also notify the Bank promptly of all disputes and claims outside the ordinary course of business and settle or adjust them at no expense to the Bank, but no discount, credit or allowance other than on normal trade terms in the ordinary course of business as presently conducted shall be granted to any customer or account debtor and no returns of merchandise or other Property outside the ordinary course of business shall be accepted by the Borrower without the Bank’s consent. The Bank may, at all times during the existence of any Event of Default which is continuing, settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Bank considers advisable.

Section 8.22 Collection of Receivables

(a)	Whether or not any Event of Default has occurred and is continuing, and whether or not the Bank has exercised any or all of its rights under other provisions of this Section 8.22, and without prejudice to any other right or remedy available to the Bank, if the Bank requests the Borrower to do so, all bills, notes, documents of title, instruments and chattel paper at any time constituting part of the Receivables or any other Collateral (including any post dated cheques) shall, upon receipt by the Borrower, be immediately endorsed to and deposited with the Bank.

(b)	Until the occurrence of an Event of Default which is continuing, the Borrower shall be authorized to collect the Receivables and other Collateral and shall deposit the proceeds of the Receivables and other Collateral in the blocked accounts contemplated by Section 5.2. At any time after an Event of Default has occurred, and whether or not the Bank has exercised any or all of its rights under other provisions of this Section 8.22, and without prejudice to any other right or remedy available to the Bank, the Bank or its designee may withdraw such authorization and notify the Borrower’s customers and account debtors that Receivables or any other Collateral have been hypothecated or otherwise charged in favour of the Bank and, in its own name, demand, collect, receive, sue for, compound and give acquittance for any or all amounts due or to become due on Receivables or any other Collateral and, in the Bank’s discretion, file any claim or take any other action or proceeding which the Bank may deem necessary or appropriate to protect or realize upon the Lien of the Bank in the Receivables or any other Collateral.

(c)

Any proceeds of Receivables or other Collateral transmitted to or otherwise received by the Bank pursuant to any of the foregoing provisions hereof may be handled and administered by the Bank in and through one or more remittance accounts at the Bank (such remittance accounts to constitute special restricted accounts for purposes of and subject to the provisions of Section 5.2 of this Agreement), and the Borrower acknowledges that the maintenance of such remittance account by the Bank is solely for the Bank’s convenience and that the Borrower does not have any right, title or interest in such remittance account or any amounts at any time standing to the credit thereof. The Bank shall apply proceeds of Receivables and other Collateral received by it from any source to the payment of the Obligations (whether or not then due and payable) in the manner provided in Section 4.2 of this Agreement. Except for purposes of computing interest on the Obligations in accordance with this Agreement, the Bank need not apply or give credit for any item included in proceeds of Receivables or other Collateral until the Bank has received final payment therefor at its office in cash or final solvent credits current in Montreal, Québec, acceptable to the Bank as such. However, if the Bank does give credit for any item prior to receiving final payment therefor and the Bank fails to receive such final payment or an item is charged back to the Bank for any reason, the Bank may, at its election in either instance, charge the amount of such item back against the remittance account or any depository account of the Borrower maintained with the Bank, together with interest thereon at the rate referred to in Section 3.1 hereof which applies to Revolving Credit Loans in the currency of the amount involved. Concurrently with each transmission of any proceeds of Receivables or other Collateral to the remittance account, the Borrower shall furnish the Bank with a report in such form as the Bank shall require identifying the particular Receivable or other Collateral from which the same arises or relates.

(d)	The Borrower hereby indemnifies the Indemnitees from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and legal fees (on a solicitor client basis) suffered or incurred by any or all of them because of the maintenance of the foregoing arrangements; provided, however, that the Borrower shall not be required to indemnify any of the Indemnitees for any of the foregoing to the extent they arise solely from the gross or intentional fault of such Indemnitee. The Bank shall have no liability or responsibility for accepting any cheque, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance.

Section 8.23 Inventory and Equipment

(1)	The Borrower shall at its own cost and expense maintain, keep and preserve its Inventory in good and merchantable condition except for damaged, defective or obsolete Inventory arising in the ordinary course of business.

(2)	The Borrower may, until otherwise notified by the Bank after the occurrence of an Event of Default which is continuing, use, consume and sell its Inventory in the ordinary course of business, but a sale in the ordinary course of business shall not under any circumstance include any transfer or sale in satisfaction, partial or complete, of a debt owing by the Borrower.

(3)	The Borrower may, until otherwise notified by the Bank after the occurrence of a Default or an Event of Default which is continuing, sell obsolete, worn out or unusable Equipment which is concurrently replaced with similar Equipment at least equal in quality and condition to that sold and owned by the Borrower free of any Lien other than Permitted Liens.

(4)	As of the time any Inventory or Equipment becomes subject to the Liens provided pursuant to the Collateral Documents and at all times thereafter, the Borrower shall be deemed to have warranted as to any and all of such Inventory and Equipment that all warranties of the Borrower set forth in this Agreement are true and complete with respect to such Inventory and Equipment, that all of such Inventory and Equipment is located at a location set forth pursuant to Section 8.18 hereof and that, in the case of Inventory, such Inventory is new and unused and in good and merchantable condition except for damaged, defective or obsolete Inventory or Equipment arising in the ordinary course of business. The Borrower warrants and agrees that no Inventory is or will be consigned to any other person without the Bank’s prior written consent.

(5)	Except for Equipment from time to time located at the Permitted Collateral Locations or as otherwise agreed to by the Bank in writing, none of the Equipment is or will be incorporated or attached to an immovable in such a manner as to lose its individuality and ensure the utility of the immovable to which it becomes incorporated or attached.

(6)	If any Inventory is at any time evidenced by a document of title, such document shall be promptly delivered by the Borrower to the Bank, except to the extent the Bank specifically requests the Borrower not to do so with respect to any such document.

Section 8.24 Compliance with Laws

The Borrower shall comply in all respects with the requirements of all federal, provincial and municipal laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, the non compliance with which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in a Lien other than a Permitted Lien.

Section 8.25 Burdensome Contracts with Affiliates

The Borrower shall not enter into any contract, agreement or business arrangement with any of its Affiliates (but excluding any contract, agreement or business arrangement between the two legal entities comprising the Borrower) on terms and conditions which are less favourable to the Borrower than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.26 No Changes in Fiscal Year

The Borrower shall not change its fiscal year end without the prior written consent of the Bank.

Section 8.27 Formation of Subsidiaries

The Borrower shall not form or acquire any Subsidiary without the prior written consent of the Bank.

Section 8.28 Change in the Nature of Business

The Borrower shall not engage in any business or activity if as a result the general nature of the business of the Borrower would be changed in any material respect from the general nature of the business engaged in by the Borrower on the date of this Agreement.

Section 8.29 Deposit Accounts

The Borrower shall not open or maintain any bank, deposit or similar account except with the Bank or with any other financial institution acceptable to the Bank and with whom the Bank shall have entered into a blocked account agreement in form and substance acceptable to the Bank.

Section 8.30 Bank Performance of Covenants

The Borrower shall observe and comply with all covenants provided in this Agreement and in the other Loan Documents. If the Borrower fails to perform any of such covenants and agreements, the Bank may, at its option, perform the same and in so doing may expend such reasonable sums as the Bank may deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, Taxes, Liens, expenditures made in defending against any adverse claims and all other expenditures which the Bank may be compelled to make by operation of law or which the Bank may make by agreement or otherwise for the protection of its security. All such reasonable sums and amounts so expended shall be repayable by the Borrower immediately, without notice or demand, shall constitute additional Obligations secured pursuant to the Collateral Documents and shall bear interest from the date said amounts are expended at the rate per annum referred to in Section 3.1 hereof which applies to Revolving Credit Loans in the currency of the sum or amount involved. No such performance of any covenant or agreement by the Bank and no such advancement or expenditure therefor shall relieve the Borrower of any default under the terms of this Agreement or in any way obligate the Bank to take any further or future action with respect thereto. The Bank, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the Lien to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Bank, in performing any act hereunder, shall act reasonably and be the sole judge of whether the Borrower is required to perform same under the terms of this Agreement or any other Loan Document. The Bank is hereby authorized to charge any depository or other account of the Borrower maintained with the Bank for the amount of such sums and amounts so expended.

Section 8.31 Books and Records

The Borrower shall at all times keep true and complete books and records and accounts in accordance with GAAP.

Section 8.32 Insolvency Applications

The Borrower acknowledges that its business and financial relationships with the Bank are unique and that the Bank does not have a common interest with any other of the Borrower’s creditors. The Borrower agrees that if it files any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) or makes any proposal under the Bankruptcy and Insolvency Act (Canada), the Bank will be placed in its own class for voting and distribution purposes, and the Borrower further agrees that it will not permit, directly or indirectly, the Bank to be classified with any other creditor for any purpose of such plan or proposal or otherwise.

Section 8.33 Minimum Excess Availability

The Borrower shall maintain at all times a minimum Excess Availability of five percent (5%) of the Revolving Credit Commitment, calculated on a weekly basis and disclosed in the Borrowing Base Certificate delivered to the Bank in accordance with Section 8.6(a) of this Agreement (the “Minimum Excess Availability”).

Section 8.34 Transfer Pricing

The Borrower and LLC shall not make any changes to the transfer price provisions set forth in the Master Sales Agreement without the prior written consent of the Bank.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

Section 9.1 Events of Default

Each of the following shall constitute an Event of Default hereunder:

(a)	default in the payment when due of any principal or interest payable by the Borrower hereunder, whether at the stated maturity thereof or at any other time provided for in this Agreement; or

(b)	default in the payment when due of all or any part of any Obligation payable by the Borrower hereunder (other than the Obligations referred to in paragraph (a) above), whether at the stated maturity thereof or at any other time provided for in this Agreement or any other Loan Document, or default shall occur in the payment when due of any other indebtedness or obligation, whether direct, contingent or otherwise, of the Borrower owing to the Bank, and such default is not remedied within two (2) Business Days after the date on which written notice thereof is given to the Borrower by the Bank; or

(c)	default in the observance or performance of any covenant set forth in Article 5 or Article 8 hereof or of any provision of any other Loan Document requiring the maintenance of insurance on the Collateral or dealing with the use or remittance of proceeds of Collateral, and such default is not remedied within five (5) Business Days after the date on which written notice thereof is given to the Borrower by the Bank; or

(d)	default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within five (5) Business Days after the date on which written notice thereof is given to the Borrower by the Bank; or

(e)	any representation or warranty made by the Borrower herein or in any other Loan Document or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Extension of Credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

(f)	any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and enforceable first ranking Lien in favour of the Bank in all of the Collateral except for Permitted Liens; or

(g)	default shall occur under any Indebtedness for Borrowed Money in excess of Cdn.$100,000 issued, assumed or guaranteed by the Borrower or under any indenture, agreement or other instrument under which the same may be issued, and such default shall result in the acceleration of the maturity of any such Indebtedness for Borrowed Money; or

(h)	any judgment or judgments, writ or writs, or warrant or warrants of attachment, distress or any similar process or processes in an aggregate amount in excess of Cdn.$100,000 shall be entered or filed against the Borrower or against any of its Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days or if, within such period, any seizure or taking of possession of such Property of the Borrower occurs by or on behalf of the related creditor; or

(i)	the dissolution, winding up or termination of existence of the Borrower; or

(j)	a Material Adverse Change or a Material Adverse Effect occurs; or

(k)	one hundred percent (100%) of the issued and outstanding shares in the capital stock of the Borrower ceases at any time and for any reason to be directly owned by the Parent; or

(l)	the determination of the Borrower, whether by vote of its board of directors or otherwise, to suspend the operation of the Borrower’s business in the ordinary course, liquidate all or substantially all of its assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “going-out-of-business” operation with respect to all or substantially all of the Borrower’s assets or store locations;

(m)	a breach by the Borrower, the Parent, LLC or any other party under any of the Material Contracts which could reasonably be expected to have a Material Adverse Effect;

(n)	(i) any Event of Default (as defined in the American Apparel U.S. First Lien Credit Agreement) shall occur under the American Apparel U.S. First Lien Credit Agreement, except any such Event of Default that has been cured or duly waived in accordance with the terms of the American Apparel U.S. First Lien Credit Agreement, or (ii) any Event of Default (as defined in the American Apparel U.S. Second Lien Credit Agreement) shall occur under the American Apparel U.S. Second Lien Credit Agreement, except any such Event of Default that has been cured or duly waived in accordance with the terms of the American Apparel U.S. Second Lien Credit Agreement;

(o)

the Borrower, the Parent or LLC shall (i) have entered involuntarily against it a receiving order or other order for relief under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other legislation in respect of bankruptcy, insolvency or relief of debtors (including, without limitation, the United States Bankruptcy Code), (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, or commit any other act of bankruptcy, (iii) make an assignment for the benefit of its creditors, (iv) apply for, seek, consent to or acquiesce in the appointment of a receiver, interim receiver, custodian, monitor, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking relief (including, without limitation, any assignment, proposal or the giving of any notice of intention to make a proposal) under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other legislation in respect of bankruptcy, insolvency or relief of debtors (including, without limitation, the United States Bankruptcy Code), or to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to file promptly and in good faith an answer or other pleading denying (or shall admit) the material allegations of any such proceeding filed against it or shall consent to, acquiesce in or indicate approval of, any such proceeding, (vi) take any corporate action in furtherance of any matter described in Section 9.1(o)(i) through Section 9.1(o)(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(p) hereof;

(p)	a custodian, monitor, receiver, receiver and manager, interim receiver, trustee, examiner, liquidator or similar official (a “Receiver”) shall be appointed for the Borrower or any substantial part of any of its Property, or a proceeding described in Section 9.1(o)(v) shall be instituted against the Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of fifteen (15) days, or if, within such period, a Receiver or creditor shall take possession of any Property of the Borrower.

Section 9.2 Non Bankruptcy Defaults

When any Event of Default described in Section 9.1(a) through Section 9.1(k) has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

(a)	terminate the obligation of the Bank to extend any further credit on the date (which may be the date thereof) stated in such notice, whether or not further credit would otherwise be available;

(b)	declare the principal of and the accrued interest on any Loans and all other Obligations then outstanding to be forthwith due and payable, and thereupon all Loans and all such other Obligations, including principal, interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c)	enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

Section 9.3 Bankruptcy Defaults

When any Event of Default described in Section 9.1(o) or Section 9.1(p) has occurred and is continuing, then all Loans and all other Obligations then outstanding, including principal, interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to this Agreement or any other Loan Document shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

Section 9.4 Collateral for Undrawn Letters of Credit

When any Event of Default, other than an Event of Default described in Section 9.1(o) or Section 9.1(p), has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in Section 9.1(o) or Section 9.1(p) has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honour any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking, whether or not any such Letters of Credit have been presented for payment.

Section 9.5 Collateral for Outstanding Forward Contracts

When any Event or Default other than an Event of Default described in Section 9.1(o) or Section 9.1(p) has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in Section 9.1(o) or Section 9.1(p) has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the Deemed Forward Contract Amounts of all Forward Contracts in respect of which the Bank has not already been fully reimbursed and pay all other amounts owing to the Bank under the terms of such Forward Contracts, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honour any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking without regard to the date upon which the Bank is required under any outstanding

Forward Contract to purchase any currency on behalf of the Borrower, the date upon which the Borrower is obligated to reimburse the Bank for currency purchased by the Bank on its behalf or the date upon which the Borrower is obligated to pay to the Bank any other amounts owing to the Bank under the terms of such Forward Contract.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Non Business Days

If any payment hereunder becomes due and payable on a day that is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.2 No Waiver, Cumulative Remedies

No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. No provision of any Loan Document as to any commercially reasonable manner or process of or in respect of the exercising of any right or remedy shall be construed as meaning no other manner or process is commercially reasonable. The rights and remedies of the Bank hereunder are cumulative to, and not exclusive of, any rights or remedies that it would otherwise have.

Section 10.3 Amendment, Notices

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 10.4 Costs, Expenses and General Indemnity

(a)

The Borrower agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the recording and filing of any of the foregoing as well as in connection with legal work (on a solicitor and his own client basis) and advice, field examinations, lien searches and filings and independent appraisals from time to time undertaken and obtained by the Bank in its administration of the credit facility provided for herein, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder and any waivers or amendments hereto or thereto, including the reasonable fees and expenses of Borden Ladner Gervais LLP, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay on demand to the Bank or any other holder of the Obligations all costs and expenses (including court costs and legal fees and disbursements on a solicitor client basis), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement or attempted enforcement of this Agreement or any other Loan Document or any other instrument or document delivered thereunder or in order for the Bank to preserve, protect or render opposable to third parties its interests under this Agreement or any other Loan Document or any other instrument or document delivered hereunder or thereunder.

(b)	The Borrower further agrees to indemnify the Bank and any trustee, and their respective successors, assigns, agents, directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement or any other Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Extension of Credit made available hereunder, other than those which arise from the gross or intentional fault of the party claiming indemnification. The Borrower, upon demand by the indemnified party at any time, shall reimburse such indemnified party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is directly due to the gross or intentional fault of the party to be indemnified. The obligations of the Borrower under this Section 10.4 shall survive the termination of this Agreement.

Section 10.5 Environmental Indemnity

In addition to any other liability of the Borrower hereunder or under any other Loan Document, the Borrower agrees to indemnify and save harmless the Indemnitees from and against:

(a)	any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the failure of the Borrower to comply with all Requirements of Environmental Law;

(b)	any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any Property owned by the Borrower or upon which it carries on business; and

(c)	any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees on a solicitor and his own client basis) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any Property owned by the Borrower or upon which it carries on business, or the discharge, emission, spill, radiation or disposal by the Borrower of any Hazardous Material into or upon any Property, the atmosphere or any watercourse or body of water including, without limitation, the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except, as it relates to any Indemnitee, to the extent that any of the foregoing liabilities, losses, damages, penalties and expenses were caused by the gross or intentional fault of such Indemnitee. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 10.6 Taxes

(1)

Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Bank receives an amount equal to the sum it would have received had no such deductions been made,

(ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower shall pay all Other Taxes due and payable to the relevant Governmental Authority in accordance with applicable law.

(2)	The Borrower shall indemnify the Bank within ten (10) Business Days after written demand therefor, accompanied by reasonable supporting documentation and a certificate of a duly authorized officer of the Bank setting forth the amount in question, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(3)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

Section 10.7 Survival of Representations

All representations and warranties made herein or in any other Loan Document or in any certificate given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 10.8 Notices

Except as otherwise specified herein, all notices hereunder or under any other Loan Document shall be in writing (including telecopy and e-mail) and shall be given to the relevant party at its address, telecopier or e-mail number set forth below, or such other address, telecopier number or e-mail as such party may hereafter specify by notice to the other given by registered mail, by telecopy or by e-mail. Notices hereunder shall be addressed as follows:

if to the Borrower:	American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc.
5430 Ferrier Street Mont-Royal, Québec H4P 1M2

Attention: Lorne Gold Chief Financial Officer

Telephone: (514) 939-0245
Telecopy: (514) 939-7421
E-mail: lorne@americanapparel.net

with a copy to:	Davies Ward Phillips & Vineberg 1501 McGill College Avenue, 26th Floor Montréal, Québec H3A 3N9

Attention: Hillel W. Rosen

Telephone: (514) 841-6443
Telecopy: (514) 841-6499
E-mail : hrosen@dwpv.com

if to the Parent:	American Apparel, Inc.
747 Warehouse Street Los Angeles, California 90021 United States of America

Attention: Glenn A. Weinman SVP, General Counsel and Secretary

Telephone: (213) 488-0226
Telecopy: (213) 201-3048
E-mail : glenn@americanapparel.net

if to the Bank:	Bank of Montreal Corporate Finance Division 1 First Canadian Place 100 King St. West, 11th Floor Toronto, Ontario M5X 1A1

Attention: Grace Lam Senior Portfolio Manager Asset Based Lending

Telephone: (416) 643-4351
Telecopy: (416) 643-4249
E-mail: grace2.lam@bmo.com

with a copy to:	Borden Ladner Gervais LLP 1000 de La Gauchetière Street West Suite 900 Montréal, Québec H3B 5H4

Attention: Pierre B. Côté

Telephone: (514) 954-3111
Telecopy: (514) 954-1905
E-mail: pcote@blgcanada.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 10.8 and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means, when delivered at the addresses specified in this Section 10.8.

Section 10.9 Solidary Obligation

Each Borrower shall at all times be solidarily liable with the other Borrower towards the Bank for all payment, indemnity and other obligations of the Borrower hereunder and under the other Loan Documents including, without limitation, all payment, indemnity and other obligations under the Applications and the Forward Contracts, whether or not expressed as joint and several or solidary therein or executed by the Borrower. Without limiting the generality of the foregoing, each Borrower guarantees the payment of all payment, indemnity and other obligations referred to above, and this guarantee shall be absolute and permanent and will remain in effect until payment in full of all such payment, indemnity and other obligations. Each Borrower renounces to the benefits of division and discussion.

Section 10.10 Paramountcy

To the extent of any conflict or inconsistency between any provision in this Agreement and any provision in any other Loan Document, the provision in this Agreement shall govern.

Section 10.11 Headings

Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 10.12 Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.13 Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, whether by telecopy or otherwise, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.14 Compensation

The Borrower hereby authorizes the Bank at any time and from time to time to compensate or set off and apply any and all deposits (general or special, time or demand, provisional or final, due or not due) at any time held by the Bank in the Borrower’s name and any and all debts and obligations at any time owing by the Bank to or for the credit or account of the Borrower, against any or all of the Obligations or the indebtedness or obligations of the Borrower to the Bank. The rights of the Bank under this Section 10.14 are in addition to all other rights and remedies (including, without limitation, other rights of compensation and combination) that the Bank may have.

Section 10.15 Binding Nature, Assignment, Governing Law

This Agreement shall be binding upon the Borrower and its successors and permitted assigns, and shall inure to the benefit of the Bank and its successors and assigns, including any subsequent holder of the Obligations. The Borrower hereby consents to the Bank’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, the other Loan Documents and the Obligations, or any portion thereof (including, without limitation, the Bank’s rights, title, interests, remedies, powers and/or duties thereunder), and any grant of participations made by the Bank from time to time therein. The Borrower shall not assign its rights hereunder without the prior written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the other Loan Documents and the rights and obligations of the parties hereto and thereto shall, except as otherwise specified therein, be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein, without regard to principles of conflict of laws.

Section 10.16 Submission to Jurisdiction

The Borrower hereby submits to the non-exclusive jurisdiction of the courts of competent jurisdiction located in the Province of Québec for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the commencement and prosecution of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.17 Judgment Currency

If in the recovery by the Bank of any amount owing by the Borrower hereunder or under any other Loan Document in any currency, judgment can only be obtained in another currency, and because of changes in the exchange rate of such currencies between the date of such judgement and payment in full of the amount of such judgment, the recovery under the judgment is less than the full amount owed by the Borrower, the Borrower shall pay any such shortfall to the Bank and such shortfall can be claimed by the Bank against the Borrower as an alternative or additional cause of action and shall form part of the Obligations.

Section 10.18 Most Favoured Lender

In the event the Borrower enters into any agreement with any lender or lessor creating obligations for the Borrower in excess of Cdn.$500,000 during the term of any such agreement containing one or more covenants which are more restrictive on the Borrower than the covenants set forth in this Agreement, such more restrictive covenants shall ipso facto be deemed to form part of this Agreement and be binding on the Borrower.

IN WITNESS WHEREOF this Agreement has been executed and delivered as of the date first mentioned above by the parties hereto under the hands of their proper officers duly authorized for such purpose.

[Remainder of page left in blank. Signature pages to follow]

S - 1

Borrower:

AMERICAN APPAREL CANADA WHOLESALE INC.

Per:	/s/ Lorne Gold
	Name:	Lorne Gold
	Title:	Chief Financial Officer

AMERICAN APPAREL CANADA RETAIL INC.

Per:	/s/ Lorne Gold
	Name:	Lorne Gold
	Title:	Chief Financial Officer

Lender:

BANK OF MONTREAL

Per:	/s/ Grace Lam
	Name:	Grace Lam
	Title:	Senior Portfolio Manager

Per:	/s/ Gary Karges
	Name:	Gary Karges
	Title:	Director
Corporate Finance
BMO Bank of Montreal

Credit Agreement - Signature page

S - 2

TO: BANK OF MONTREAL

The undersigned hereby acknowledges and consents to the provisions of this Agreement and covenants and agrees to comply with Section 8.16 and Section 8.34 of this Agreement.

AMERICAN APPAREL, INC.

By:	/s/ Adrian Kowalewski
Name: Adrian Kowalewski
Title: Chief Financial Officer

Credit Agreement - Signature page

EXHIBIT “A”

BORROWING BASE CERTIFICATE

Report	Date:
Number:

Total Approved	Maximum Revolving
Revolving Credit : $	Credit Commitment $:

ACCOUNTS RECEIVABLE UPDATE		COLLATERAL STATUS
ADDITIONS:				ACCOUNTS RECEIVABLE		INVENTORY
			As of Date	MM/DD/YY		MM/DD/YY
(A) New Sales (See Attached)	____	(1)	Previous Collateral Balance
(B) Miscellaneous (+)	____	(2)+	Additions
Total Gross Additions (2)	____	(3)-	Collections/Deductions
		(4)=	New Collateral Balance
DEDUCTIONS:		(5)	Less total Ineligibles as of
		(6)=	Eligible Collateral	%		%
(A) Collections (See Attached)	____	(7)x	Rate of Advance	%		%
(B) Discounts Allowed	____	(8)=	Loan value	(A	)	(B	)
(C) Credit Memos	____	(9)	Other Loan Value (if Applicable)	(C	)
(D) Miscellaneous (-)	____	(10)	Total Loan Value =
Total Gross deductions(3)	____		A/R+Inv+Other: A+B+C

		(11)	Maximum Revolving Credit = Less of Total Loan Value OR Total Approved Revolving Credit
		(12)	Maximum Borrowing Limit = Lesser of Total Loan Value OR Total Approved Revolving Line
LOAN BALANCE UPDATE		(13)	NEW AVAILABILITY (Line 11 minus 12)
Loan Outstanding as of :
From Previous Report	____	Permitted Distributions in Current Year: $
Less Collections	____
Additional Advance Requested		Permitted Employee Distributions in Current Year: $
New Loan Balance This Report		Purchase of Goods for Parent in Current Month (maximum of $250,000 per month): $

Plus L/C or Other Reserves	____
Total Loans and Other Liabilities	____
From Previous Report	____
Carry to Line 12	____

Pursuant to the terms of the Credit Agreement dated as of December 30, 2009 between us, we submit this Borrowing Base Certificate to you and certify that the information set forth above and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

AMERICAN APPAREL CANADA WHOLESALE INC.

By:
Name:
Title:

AMERICAN APPAREL CANADA RETAIL INC.

By:
Name:
Title:

EXHIBIT “B”

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Bank of Montreal (the “Bank”) pursuant to the Credit Agreement dated as of December 30, 2009, between American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (individually and collectively, the “Borrower”) and the Bank (such credit agreement, as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies that:

(1)	I am the duly appointed of the Borrower.

(2)	I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements.

(3)	The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph (6) below.

(4)	The financial statements required by Section 8.6 of the Credit Agreement and furnished to you concurrently with this Certificate are, to the best of my knowledge, true and complete as of the dates and for the periods covered thereby.

(5)	Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

(6)	Described below are the exceptions, if any, to paragraph 3 above, which list, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

(7)	The foregoing certifications, together with the computations set forth in Schedule A attached hereto and the financial statements delivered to you with this Certificate in support hereof, are made and delivered this day of , 200 .

AMERICAN APPAREL CANADA WHOLESALE INC.

By:
Name:
Title:

AMERICAN APPAREL CANADA RETAIL INC.

By:
Name:
Title:

Schedule A

to the Compliance Certificate delivered to Bank of Montreal (the “Bank”) pursuant to the Credit Agreement dated as of December 30, 2009, between American Apparel Canada Wholesale Inc. and American Apparel Canada Retail Inc. (individually and collectively, the “Borrower”) and the Bank (such credit agreement, as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”).

Dated as of                     , 200    .

Calculations as of                     , 200    .

A.	Fixed Charge Coverage Ratio

1.	EBITDA for past twelve (12) months:	$	B1

2.	Income taxes paid during the past twelve (12) months:	$	B2

3.	Dividends paid during the past twelve (12) months:	$	B3

4.	Unfinanced capital expenditures for the past twelve (12) months:	$	B4

5.	Add lines B2, B3 and B4:	$	B5

6.	Subtract Line B5 from Line B1:	$	B6

7.	Interest Expense for past twelve (12) months:	$	B7

8.	Scheduled principal repayments of long term debt for past twelve (12) months:	$	B8

9.	Debt under Capital Lease:	$	B9

10.	Subordinated Debt:	$	B10

11.	Shareholder loans and advances:	$	B11

12.	Add lines B7, B8, B9, B10 and B11	$	B12

13.	Ratio of Line B6 to B12:	:	B13
1.0

Line B13 ratio must not be less than 1.25:1.0

SCHEDULE 5.1

LIST OF COLLATERAL DOCUMENTS

A.	By the Borrower

1.	Notice of Intention to Give Security under Section 427 of the Bank Act.

2.	Application for Credit and Promise to Give Security under Section 427 of the Bank Act.

3.	Security under Section 427(1) of the Bank Act.

4.	Agreement as to Loans and Advances and Security Therefor.

5.	Movable Hypothec on all present and future movable property

6.	General Security Agreement on all present and future personal property

7.	Deed of Collateral Hypothec on the Mont-Royal Property

B.	By the Parent

8.	Movable Hypothec and Pledge of all shares of the Borrower

C.	By LLC

9.	Trade-Marks Agreement among the Bank, LLC and the Borrower concerning the use of trademarks

10.	Sale of Goods Agreement among the Bank, LLC and the Borrower concerning the sale of goods by LLC to the Borrower

SCHEDULE 6.1

LOCATIONS AND TRADE NAMES OF THE BORROWER

1. Places of Business of the Borrower

Name of the Borrower	Address of Domicile and Chief Executive Office	Addresses of Other Places of Business

American Apparel Canada Wholesale Inc.	5430 Ferrier Street Mont-Royal QC H4P 1M2	1001 Mont Royal P1 #807 Montréal QC H3A 1P2

American Apparel Canada Retail Inc.	5430 Ferrier Street Mont-Royal QC H4P 1M2	967 Mount Royal Avenue East Montréal QC H2J 1X4

1455 Rue Peel #127 Montréal QC H3H 1L9

5184-5190 Côte des Neiges Montréal QC H3T 1X8

1651 Rue St Catherine W. Montréal QC H3H 1L9

4001 Rue St Denis Montréal QC H2W 2M4

1205 Ste-Catherine East Montréal QC H2L 2H1

Second floor, room no. 16 and 17 4001 Rue St Denis Montréal QC H2W 2M4

Storage Space No. 319 1455 Rue Peel #127 Montréal QC H3H 1L9

4502 rue Boyer (second floor) Montréal QC H2J 3E2

1392-1394 Sainte-Catherine Street West, Montreal QC H3G 1P8

1551 Metcalfe Street, suite 1500, Montreal QC H3A 1X6

Unit B003B 3035 boul. Le Carrefour Laval QC H7T 1C7

Storage space S100E Fairview Shopping Center Pointe Claire Store

Fairview Shopping Center Pointe Claire Store No. C- 003B

1183 rue Saint- Jean Québec QC G1R 1S3

Premises #0055, Place Laurier 2700 boul Laurier Ste-Foy QC G1V 2L8

4945 Sherbrooke St West Westmount QC H3Z 1H2

499 Queen Street West Toronto ON MSV 284

533-535 College St. West Toronto ON M6G 1A8

Unit C28/ C29 50 Bloor Street West Toronto ON M4W 3L8

2466-2468 Yonge Street Toronto ON M4P 2H5

338 Yonge Street Toronto ON M5B 1R8

No. 1893 – Sherway Gardens 25 The West Mall, Box 101 Toronto ON M9C 1B8

Unit 234A Yorkdale Shopping Center 1 Yorkdale Road Toronto ON M6A 3A1

S 1894 – Sherway Gardens 25 The West Mall, Box 101 Toronto ON M9C 1B8

B239A – The Promenade Shopping Centre 1 Promenade Circle Thornhill ON L4J 4P8

SC11B – The Promenade Shopping Centre 1 Promenade Circle Thornhill ON L4J 4P8

Rideau Center Mall Unit No. 226 Ottawa ON K1N 9J7

400 Richmond Road Ottawa ON K2A 0E8

No. S042, Rideau Center Mall, Unit No. 226 Ottawa ON KIN 9J7

No. S046, Rideau Center Mall, Unit No. 226 Ottawa ON KIN 9J7

274 Princess St. Kingston ON K7L 1B5

551 Richmond Street London ON N6A 3E9

Unit 273 – Vaughan Mills Shopping Centre 1 Bass Pro Mills Drive Vaughan ON L4K 5W4

10750-82nd Avenue Edmonton AB T6E 2A8

Unit S-233 – Store no.: 2305 West Edmonton Mall 8882 170 Street Edmonton AB T5T 4M2

Unit ZR017 West Edmonton Mall 8882 – 170 Street Edmonton AB T5T 4M2

1429 – 17th Ave SW Calgary AB T2T 0C6

130 - 10th Street N.W. Calgary AB T2N 1V3

Unit SF04, 3625 Shaganappi Trail NW, Calgary AB T3A 0E2

Unit D011B 3625 Shaganappi Trail NW Calgary AB T3A 0E2

872 Granville St Vancouver BC V6Z 1K3

3050-3098 Granville St. Vancouver BC

2242 West 4th Avenue Vancouver BC V6J 1J4

Unit #1003, Park Royal Shopping Center 2002 Park Royal South, West Vancouver BC V7T 2W4

1053 Robson Vancouver BC V6E 1A9

1071 Robson Vancouver BC V6E 1A9

1156-1160 Robson Vancouver BC V6E 1B2

Premises #218, Metrotown Centre, 4800 Kingsway Burnaby BC V5H 4J2

441 Bernard Avenue Kelowna BC V1Y 6N8

566 Johnson Street, Victoria BC V8W 1M3

108 Osborne Street Winnipeg MB R3L 1Y5

130 – 21st Street East Saskatoon SK S7K OB6

5466 Spring Garden Road Halifax NS

2. Permitted Collateral Locations

Name of the Borrower	Addresses of Other Collateral Locations

American Apparel Canada Wholesale Inc.	1001 Mont Royal P1 #807 Montréal QC H3A 1P2

American Apparel Canada Retail Inc.	967 Mount Royal Avenue East Montréal QC H2J 1X4

1455 Rue Peel #127 Montréal QC H3H 1L9

5184-5190 Côte des Neiges Montréal QC H3T 1X8

1651 Rue St Catherine W. Montréal QC H3H 1L9

4001 Rue St Denis Montréal QC H2W 2M4

1205 Ste-Catherine East Montréal QC H2L 2H1

Second floor, room no. 16 and 17 4001 Rue St Denis Montréal QC H2W 2M4

Storage Space No. 319 1455 Rue Peel #127 Montréal QC H3H 1L9

4502 rue Boyer (second floor) Montréal QC H2J 3E2

1392-1394 Sainte-Catherine Street West, Montreal QC H3G 1P8

1551 Metcalfe Street, suite 1500, Montreal QC H3A 1X6

Unit B003B 3035 boul. Le Carrefour Laval QC H7T 1C7

Storage space S100E Fairview Shopping Center Pointe Claire Store

Fairview Shopping Center Pointe Claire Store No. C- 003B

1183 rue Saint- Jean Québec QC G1R 1S3

Premises #0055, Place Laurier 2700 boul Laurier Ste-Foy QC G1V 2L8

4945 Sherbrooke St West Westmount QC H3Z 1H2

499 Queen Street West Toronto ON MSV 284

533-535 College St. West Toronto ON M6G 1A8

Unit C28/ C29 50 Bloor Street West Toronto ON M4W 3L8

2466-2468 Yonge Street Toronto ON M4P 2H5

338 Yonge Street Toronto ON M5B 1R8

No. 1893 – Sherway Gardens 25 The West Mall, Box 101 Toronto ON M9C 1B8

Unit 234A Yorkdale Shopping Center 1 Yorkdale Road Toronto ON M6A 3A1

S 1894 – Sherway Gardens 25 The West Mall, Box 101 Toronto ON M9C 1B8

B239A – The Promenade Shopping Centre 1 Promenade Circle Thornhill ON L4J 4P8

SC11B – The Promenade Shopping Centre 1 Promenade Circle Thornhill ON L4J 4P8

Rideau Center Mall Unit No. 226 Ottawa ON K1N 9J7

400 Richmond Road Ottawa ON K2A 0E8

No. S042, Rideau Center Mall, Unit No. 226 Ottawa ON KIN 9J7

No. S046, Rideau Center Mall, Unit No. 226 Ottawa ON KIN 9J7

274 Princess St. Kingston ON K7L 1B5

551 Richmond Street London ON N6A 3E9

Unit 273 – Vaughan Mills Shopping Centre 1 Bass Pro Mills Drive Vaughan ON L4K 5W4

10750-82nd Avenue Edmonton AB T6E 2A8

Unit S-233 – Store no.: 2305 West Edmonton Mall 8882 170 Street Edmonton AB T5T 4M2

Unit ZR017 West Edmonton Mall 8882 – 170 Street Edmonton AB T5T 4M2

1429 – 17th Ave SW Calgary AB T2T 0C6

130 – 10th Street N.W. Calgary AB T2N 1V3

Unit SF04, 3625 Shaganappi Trail NW, Calgary AB T3A 0E2

Unit D011B 3625 Shaganappi Trail NW Calgary AB T3A 0E2

872 Granville St Vancouver BC V6Z 1K3

3050-3098 Granville St. Vancouver BC

2242 West 4th Avenue Vancouver BC V6J 1J4

Unit #1003, Park Royal Shopping Center 2002 Park Royal South, West Vancouver BC V7T 2W4

1053 Robson Vancouver BC V6E 1A9

1071 Robson Vancouver BC V6E 1A9

1156-1160 Robson Vancouver BC V6E 1B2

Premises #218, Metrotown Centre, 4800 Kingsway Burnaby BC V5H 4J2

441 Bernard Avenue Kelowna BC V1Y 6N8

566 Johnson Street, Victoria BC V8W 1M3

108 Osborne Street Winnipeg MB R3L 1Y5

130 - 21st Street East Saskatoon SK S7K OB6

5466 Spring Garden Road Halifax NS

3. Trade Names

Name of the Borrower	Trade Names

American Apparel Canada Wholesale Inc.	American Apparel

American Apparel Canada Retail Inc.	American Apparel

SCHEDULE 6.9

TAX DISCLOSURE

None.

SCHEDULE 8.10

PERMITTED LIENS

•

A movable hypothec in the amount of $1,000,000 granted by Wholesale in favour of Warren Baer and registered at the Register of Personal and Movable Real Rights on January 24, 2005 under number 05-0034038-0001.

•

An immovable hypothec in the amount of $427,500 granted to HSBC Bank Canada by American Apparel Holdings Inc. (now American Apparel Canada Wholesale Inc.) pursuant to the Conventional Mortgage/Fixed Rate (Quebec) executed before Mtre Norman Malus Notary, and registered at the Land Register for the Registration Division of Montreal under number 11846089.